Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

REDFORD HOLDCO, LLC,

and

REDFORD MERGER CO.,

and

SPIRIT FINANCE CORPORATION

Dated as of March 12, 2007

3.23	Proxy Statement; Company Information	34
3.24	Permits	34
3.25	WKSI Status	34
3.26	Certain Regulatory Matters	34

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Corporate Organization	35
4.2	Authority Relative to this Agreement	36
4.3	Consents and Approvals; No Violations	37
4.4	Litigation	37
4.5	Available Funds; Performance Guarantee	38
4.6	Ownership of Merger Sub; No Prior Activities	38
4.7	No Ownership of Company Capital Stock	38
4.8	Proxy Statement	39

	ARTICLE V
	CONDUCT OF BUSINESS PENDING THE MERGER

5.1	Conduct of Business by the Company	39

	ARTICLE VI
	COVENANTS

6.1	Preparation of the Proxy Statement; Stockholders’ Meeting	44
6.2	Other Filings	45
6.3	Additional Agreements	45
6.4	Permitted Solicitation	46
6.5	Officers’ and Directors’ Exculpation and Indemnification	50
6.6	Access to Information; Confidentiality	53
6.7	Public Announcements	54
6.8	Employee Benefit Arrangements	54
6.9	Certain Tax Matters	55
6.10	Interim Period Dividends	56
6.11	Resignation of Company’s Directors	56
6.12	Additional Acquisitions	56
6.13	Financing	56
6.14	Takeover Laws	57
6.15	Notification of Certain Matters	57

	ARTICLE VII
	CONDITIONS TO THE MERGER

7.1	Conditions to the Obligations of Each Party to Effect the Merger	57
7.2	Additional Conditions to Obligations of Parent and Merger Sub	58
7.3	Additional Conditions to Obligations of the Company	59
7.4	Frustration of Closing Conditions	60

	ARTICLE VIII
	TERMINATION, AMENDMENT AND WAIVER

8.1	Termination	60
8.2	Effect of Termination	61
8.3	Fees and Expenses	63
8.4	Amendment	64
8.5	Extension; Waiver	64

	ARTICLE IX
	GENERAL PROVISIONS

9.1	Notices	64
9.2	Certain Definitions	66
9.3	Terms Defined Elsewhere	66
9.4	Interpretation	69
9.5	Non-Survival of Representations, Warranties, Covenants and Agreements	69
9.6	Performance Guaranty	69
9.7	Transfer Taxes	70
9.8	Enforcement	70
9.9	Miscellaneous	70
9.10	Assignment; Benefit	70
9.11	Severability	71
9.12	Choice of Law/Consent to Jurisdiction	71
9.13	Counterparts	71
9.14	Non-Recourse	72

EXHIBIT A     FORM OF LIMITED GUARANTY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2007 (this “Agreement”), is made by and among REDFORD HOLDCO, LLC, a Delaware limited liability company (“Parent”), REDFORD MERGER CO., a Maryland corporation (“Merger Sub”), and SPIRIT FINANCE CORPORATION, a Maryland corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 9.2 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

W I T N E S S E T H :

WHEREAS, the parties wish to effect a combination through a merger of Merger Sub with and into the Company (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), pursuant to which each issued and outstanding share of common stock, par value $.01 per share, of the Company (collectively, the “Company Shares”), shall be converted into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions provided herein;

WHEREAS, Parent and the Company have entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated the date hereof whereby Parent has agreed to purchase 6,150,000 Company Shares on the terms and conditions set forth therein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Stock Purchase Agreement, the Merger and the other transactions contemplated by this Agreement and the Stock Purchase Agreement and deems it advisable and in the best interests of the Company’s stockholders to enter into this Agreement and to consummate the Merger on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Merger Sub and Parent, as the sole stockholder of Merger Sub, have declared advisable, authorized and approved this Agreement, the Merger and the transactions contemplated by this Agreement in accordance with the requirements of the MGCL and the charter and bylaws of Merger Sub; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1                                 The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined herein), the Company and Merger Sub shall consummate the Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Company”) and shall become a direct wholly-owned Subsidiary of Parent by virtue of ownership of all of the Company Shares.  The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Company, it shall be governed by the laws of the State of Maryland.  The Merger shall have the effects specified in Section 3-114 of the MGCL.

1.2                                 Charter and Bylaws.

(a)                                  The name of the Surviving Company shall be “Spirit Finance Corporation.”

(b)                                 The Company Charter as in effect immediately prior to the Effective Time, will be amended as part of the Merger so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the charter of Merger Sub, except for Article II thereof, which shall read “The name of the corporation is Spirit Finance Corporation,” and, as so amended, shall be the charter of the Surviving Company until thereafter amended or further supplemented in accordance with its terms and Maryland law (the “Surviving Company Charter”).  References herein to the Merger shall include the amendments to the Company Charter to be effected as part of the Merger.

(c)                                  The Bylaws of the Company as in effect immediately prior to the Effective Time will be amended by the Company Board as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Bylaws of Merger Sub and, as so amended, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with their terms and Maryland law (the “Surviving Company Bylaws”).

1.3                                 Effective Time.

(a)                                  On the Closing Date, Merger Sub and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with Section 3-107 of the MGCL.  The Articles of Merger shall include, among other things, the amendments to the Company Charter to be effected as part of the Merger.  The Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the MGCL as the effective time of the

Merger but not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

(b)                                 Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date (as defined below).

1.4                                 Closing.  The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the fifth Business Day) after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived as of the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit of the same (unless extended by the mutual agreement of the parties hereto) or on such other day as the parties hereto may mutually agree, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Kutak Rock LLP, or at such other place as mutually agreed to by the parties hereto.

1.5                                 Directors and Officers of the Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Company as of the Effective Time and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the Surviving Company Charter and Surviving Company Bylaws. The current directors of the Company shall resign, effective as of the Effective Time, and the directors of Merger Sub shall be elected as directors of the Surviving Company in accordance with Maryland law.

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER
ON THE SHARES OF THE CONSTITUENT COMPANIES

2.1                                 Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Shares or any shares of stock of Merger Sub:

(a)                                  Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.  Each share of preferred stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of preferred stock, par value $0.01 per share, of the Surviving Company (the “Surviving Company Preferred Stock”). The Surviving Company Charter shall contain the terms and rights of the Surviving Company Preferred Stock, which shall be the same as those of the Merger Sub Preferred Stock.

(b)                                 Conversion of Company Shares.  Each Company Share (other than Excluded Shares, as defined below) issued and outstanding immediately prior to the

Effective Time shall automatically be converted into the right to receive an amount in cash equal to $14.50, without interest (the “Merger Consideration”).

(c)                                  Cancellation of Parent-Owned and Merger Sub-Owned Shares.  Each issued and outstanding Company Share that is owned by the Company, Parent, Merger Sub or any Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(d)                                 Cancellation of Shares.  As of the Effective Time, all Company Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect to such interest, except, in all cases, the right to receive the Merger Consideration, without interest.

(e)                                  Restricted Shares and Stock Options.  Parent and Merger Sub acknowledge that, except as set forth on Section 2.1 of the Company Disclosure Schedule, all options to purchase Company Shares (“Company Stock Options”) and restricted share awards (the “Company Restricted Shares”) granted under any director or employee stock option and incentive plan, equity compensation plan or similar arrangement of the Company (collectively, the “Company Stock Option Plan”) shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or vesting requirements (whether or not then vested or subject to any performance condition that has not been satisfied).  As of the Effective Time, each then outstanding unexercised Company Stock Option shall be cancelled by the Company and in consideration of such cancellation, the Company shall pay to each holder thereof (and, if requested by the Company at least five Business Days prior to the Closing Date, Parent shall provide cash to the Company for such payment) at the Effective Time in cash, net of withholding, an amount per Company Share subject to such cancelled Company Stock Option equal to the excess, if any, of (i) the Merger Consideration, over (ii) the per share exercise price for such Company Stock Option (the “Option Consideration”).  As of the Effective Time, each then outstanding Company Restricted Share that vests under this Section 2.1(e) shall be cancelled by the Company and in consideration of such cancellation, the Company shall pay to each holder thereof (and, if requested by the Company at least five Business Days prior to the Closing Date, Parent shall provide cash to the Company for such payment) at the Effective Time in cash, net of withholding, an amount per Company Restricted Share equal to the Merger Consideration.

2.2                                 Exchange of Certificates.

(a)                                  Paying Agent.  Prior to the mailing of the Proxy Statement, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the cash payment in accordance with this Article II of the Merger Consideration (such cash being referred to as the “Payment Fund”). At the Effective Time, Parent shall cause Merger Sub to deposit with the Paying Agent the

Payment Fund for the benefit of the holders of Company Shares.  The Paying Agent shall make payments of the Merger Consideration out of the Payment Fund in accordance with this Agreement and the Articles of Merger.  The Payment Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Payment Fund shall be paid to Parent.

(b)                                 Share Transfer Books.  On the Closing Date, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Shares. From and after the Closing Date, (i) the holders of certificates representing ownership of the Company Shares outstanding immediately prior to the Effective Time (each, a “Certificate”) and (ii) holders of Company Stock Options or Company Restricted Shares (each, a “Grant”), which shares and options shall vest in full immediately prior to the Effective Time pursuant to Section 2.1(e), shall cease to have rights with respect to such shares or options, except as otherwise provided for herein.  On or after the Closing Date, any Certificates presented to the Paying Agent, the Surviving Company or the transfer agent for any reason shall be exchanged for the Merger Consideration with respect to the Company Shares formerly represented thereby.

(c)                                  Payment Procedures.  As soon as possible after the Closing Date (but in any event within three Business Days thereof), the Surviving Company shall cause the Paying Agent to mail to each holder of record of Certificate(s) that, immediately prior to the Effective Time, represented outstanding Company Shares whose shares were converted into the right to receive or be exchanged for Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent, the Paying Agent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Company Shares previously represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive, upon such surrender, the Merger

Consideration as contemplated by this Section 2.2.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(d)                                 No Further Ownership Rights in the Company Shares.  On the Closing Date, holders of Company Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Merger Consideration provided under this Article II and, if applicable, any distributions on Company Shares declared in accordance with Section 5.1 but not paid as of the Closing Date.  The Merger Consideration or the consideration set forth in Section 2.1(e) with respect to Company Stock Options paid or delivered upon the surrender for exchange of Certificates or Grants representing Company Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Shares or Company Stock Options exchanged therefor.

(e)                                  Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the holders of the Certificates for twelve months after the Closing Date, shall be delivered to the Surviving Company and any holders of Company Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and only as general creditors thereof for payment of the Merger Consideration.

(f)                                    No Liability.  None of the Parent, Merger Sub, the Surviving Company, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Company Shares shall not have been surrendered prior to the end of the applicable escheat period (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any applicable abandoned property, escheat or similar Law), any such unclaimed funds payable with respect to such Company Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(g)                                 Investment of Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting of a bond to the reasonable satisfaction of Parent and the Paying Agent, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof, pursuant to this Agreement.

2.3                                 Withholding Rights.  The Surviving Company, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Company Stock Options, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld by the Surviving Company or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares or Company Stock Options, in respect of which such deduction and withholding was made by the Surviving Company, Parent or the Paying Agent, as applicable.

2.4                                 Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or any other transaction contemplated hereby.

2.5                                 Adjustment of Merger Consideration.  In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company Shares issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Merger Consideration, provided, however, that nothing set forth in this Section 2.5 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.

2.6                                 Subsequent Actions.  If at any time after the Effective Time any deeds, bills of sale, assignments, assurances or any other actions or things are necessary to continue, vest, perfect or confirm of record or otherwise the Surviving Company’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Company or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth in the disclosure schedule attached to this Agreement (the “Company Disclosure Schedule”).  The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify and apply to other paragraphs in this Article III to the extent reasonably apparent that such disclosure would relate to such other paragraphs.

3.1                                 Organization and Qualification; Subsidiaries and Other Interests.

(a)                                  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.  The Company Charter, as amended through the date hereof, is in effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced.  The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.  The term “Company Material Adverse Effect” means a material adverse effect on (x) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, (y) the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Outside Date, or (z) the ability of (i) the Company to qualify as a REIT prior to the Effective Time or (ii) the Company to qualify as a REIT after the Effective Time, assuming solely for this purpose that the Merger was not consummated; provided, however, that none of the following, in and of itself or themselves, shall be considered in determining whether a Company Material Adverse Effect shall have occurred under clause (x) of this definition:

(i)                                     changes arising out of or resulting from the announcement of this Agreement;

(ii)                                  changes in the economy or financial markets, including, without limitation, prevailing interest rates and market conditions, generally in the United States or globally or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects the Company or any of its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate;

(iii)                               changes that are proximately caused by factors generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent any of the same disproportionately affects the Company or any of its Subsidiaries;

(iv)                              changes in, or in the application of, GAAP;

(v)                                 changes in applicable Laws, except to the extent any of the same disproportionately affects the Company or any of its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate;

(vi)                              any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or that such reduced revenues or earnings constitutes, has resulted in, or contributed to, a Company Material Adverse Effect; and

(vii)                           a decline in the per share stock price of the Company Shares on the New York Stock Exchange, Inc. (“NYSE”); provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline constitutes, has resulted in, or contributed to, a Company Material Adverse Effect.

For purposes of this Agreement, the industry in which the Company and its Subsidiaries operate shall be the industry of acquiring and investing in triple net lease real estate located in the United States.

(b)                                 Each Company Subsidiary (as defined below) of the Company is listed in Section 3.1(b) of the Company Disclosure Schedule, and each such entity is a corporation, partnership, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensure, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  For purposes of this Agreement, “Company Subsidiary” means any Subsidiary of the Company, and “Material Subsidiary” means a Company Subsidiary owning Company Properties with an aggregate investment or book value in excess of $20,000,000 on an individual basis.  The aggregate investment or book value of the Company Properties owned by all of the Company Subsidiaries that are not Material Subsidiaries does not exceed $100,000,000.  Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary which is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

(c)                                  Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, all of the outstanding equity, voting securities, voting interests or other interests of each of the Company Subsidiaries have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by a Company Subsidiary, and (C) owned, directly or indirectly, free and clear of any Lien (as hereinafter defined).  For purposes of this Agreement, “Lien” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(d)                                 Except for the interests in the Company Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Schedule, and except as set forth in Section 3.1(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

(e)                                  The Company has previously made available to Parent true and complete copies of the Company Charter and the Company’s bylaws (the “Company Bylaws”) and the comparable organizational documents of each Material Subsidiary, each as amended through the date hereof.  Such documents are in full force and effect.

3.2                                 Capitalization.

(a)                                  The Company Charter authorizes the issuance of up to 375,000,000 Company Shares and 125,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Shares”).  As of the date of this Agreement, (i) 107,935,085  Company Shares were issued and outstanding, (ii) 4,100,000 Company Shares have been authorized and reserved for issuance pursuant to the Company Stock Option Plan, (iii) 1,260,000 Company Stock Options were outstanding, and (iv) 885,448 Company Restricted Shares were outstanding.  As of the date of this Agreement, the Company had no Company Shares or Preferred Shares reserved for issuance or required to be reserved for issuance other than as described above.  All such issued and outstanding shares of stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights arising under any provisions of the MGCL, the Company Charter or Company Bylaws or any agreement to which the Company is a party or is otherwise bound.

(b)                                 The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)                                  Except for the Company Stock Options and Company Restricted Shares, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate the Company or any Company Subsidiary to issue, transfer or sell any stock (or similar ownership interest) of the Company or any Company Subsidiary, securities which are convertible into or exercisable or exchangeable for any such shares (or similar ownership interests), or equity equivalents, stock appreciation rights or phantom stock ownership interests in the Company or any Company Subsidiary or similar rights.  Except for the

Company Stock Options and Company Restricted Shares, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.  True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.2(c) have been furnished or made available to Parent.

(d)                                 Except as set forth in Section 3.2(d) of the Company Disclosure Schedule and those set forth in the Company Charter or in the organizational documents of the Company Subsidiaries, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any stock (or other ownership interests) of the Company or any Company Subsidiary or which restrict the transfer of any such stock (or ownership interests) except in the case of the Company Subsidiaries with respect to transfer restrictions related to securities law compliance set forth on the face of any certificates representing stock or other ownership interests of the Company Subsidiaries, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares (or other ownership interests) or which restrict the transfer of any such shares (or other ownership interests).

(e)                                  Except for Company Restricted Shares that fail to vest and except as set forth in Section 3.2(c) and Section 3.2(e) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any stock or any other securities of the Company or any Company Subsidiary.

(f)                                    Except as provided in the Stock Purchase Agreement, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”).

3.3                                 Authority Relative to this Agreement; Stockholder Approval.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby.  No other proceedings on the part of the Company or any Company Subsidiary are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger and the transactions contemplated by this Agreement, including the amendment to the Company Charter to be effected as part of the Merger, the Company Stockholder Approval (as hereinafter defined)).  This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions except for (i) the enforceability of Section 1.5 hereof, or (ii) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)                                 The Company Board has, by unanimous approval, duly and validly authorized the execution and delivery of this Agreement, has declared advisable and in the best interests of the Company and the Stockholders the Merger and the other transactions contemplated hereby, including the amendments to the Company Charter to be effected as part of the Merger, and no other actions are required to be taken by the Company Board for the consummation of the Merger and the other transactions contemplated hereby.  The Company Board has directed that the Merger and the other transactions contemplated by this Agreement, including the amendments to the Company Charter to be effected as part of the Merger, be submitted to the stockholders of the Company for their approval following the Solicitation Period End Date to the extent required by Law and the Company Charter and, subject to the provisions of Section 6.4 hereof, will recommend to the stockholders that they vote in favor of the Merger and the other transactions contemplated by this Agreement, including the amendments to the Company Charter to be effected as part of the Merger.  The affirmative approval of the Merger and other transactions contemplated by this Agreement, including the amendments to the Company Charter to be effected as part of the Merger, by at least a majority of all votes entitled to be cast by the holders of all outstanding Company Shares as of the record date for the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of stock of the Company necessary to approve the Merger and the other transactions contemplated by this Agreement, including the amendments to the Company Charter to be effected as part of the Merger.

3.4                                 Reports; Financial Statements.

(a)                                  Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company has timely filed or furnished all required forms, reports, schedules, statements, financial statements and documents (including any required schedules or exhibits) with the SEC since December 15, 2004 (collectively, the “Company SEC Reports”), each of which at the time of filing complied in all material respects with all applicable requirements of the Securities Act, and the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations promulgated thereunder applicable to such forms, reports, statements, financial statements and documents, each as in effect on the dates such forms, reports, statements, financial statements and documents were filed or furnished.  Except as set forth in Section 3.4 of the Company Disclosure Schedule, none of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained, when filed or furnished and, to the extent applicable, on its effective date or, with respect to any proxy or information statements included in the Company SEC Reports, as of the date it was first mailed to the Company’s stockholders, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by later Company SEC Reports filed prior to the date of this Agreement.  To the extent required, the Company and its officers and directors have complied in all material respects with the effective requirements of the Sarbanes-Oxley Act of 2002 (the “S-O Act”).  Except as set forth in Section 3.4 of the Company Disclosure Schedule and except to the extent such statements have been amended or modified by later Company SEC Reports filed prior to the date of this Agreement, the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement complied at the time of filing as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto and fairly presented in all material respects, in conformity with generally accepted accounting principles (“GAAP”) (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).  There has been no material change in Company accounting policies, except as described in the footnotes to the financial statements in the Company SEC Reports, since January 1, 2006.  The Company and its officers and directors are in compliance with the applicable listing standards and corporate governance rules and regulations of the NYSE, except where such non-compliance would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The management of the Company has, in material compliance with Rule 13a-15 under the Exchange Act, (i) designed and maintained (x) a system of internal control over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) (“Internal Controls”) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP and the rules and regulations promulgated under the Exchange Act and (y) effective disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) (“Disclosure Controls”) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) to the knowledge of the Company, disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of the Company’s Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. To the knowledge of the Company, its Disclosure Controls are and have been effective in timely alerting the Company’s management to such material information required to be included in the Company’s periodic reports required under the Exchange Act.  Neither the Company nor the Company Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries has received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls and no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported to the Company Board or any committee thereof evidence of a material violation of securities Laws, breach of duties to stockholders or similar violation by the Company, any Company Subsidiary or any of their Representatives.

(c)                                  No Company Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the staff of the SEC with respect to the Company SEC Reports.

3.5                                 No Undisclosed Liabilities.  Except (i) as set forth in Section 3.5 of the Company Disclosure Schedule, (ii) as reserved for in the December 31, 2006 balance sheet, or as specifically disclosed in the notes thereto, included in the Company SEC Reports filed with or furnished to the SEC after January 1, 2007 and prior to the date hereof (the “Company Filed SEC Reports”), and (iii) liabilities incurred on behalf of the Company or any Company Subsidiary in connection with this Agreement in accordance herewith, none of the Company or any Company Subsidiary had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6                                 Events Subsequent to Most Recent Fiscal Quarter End.  Except as set forth in Section 3.6 of the Company Disclosure Schedule, from December 31, 2006 through the date hereof, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, change, development, condition or occurrence which has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or any action by the Company or a Company Subsidiary that would have required Parent’s consent pursuant to Section 5.1 of this Agreement had such action been taken after the date hereof.

3.7                                 Consents and Approvals; No Violations.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, assuming the receipt of the Company Stockholder Approval, and except (a) for filings, reports, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the NYSE, state securities or state “blue sky” laws, the HSR Act (as hereinafter defined) or any other antitrust law, (b) for the filing of the Articles of Merger, and (c) for such filings that have already been made or such consents that already have been received, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any of its Material Subsidiaries, (ii) require any filing by the Company or any of the Company Subsidiaries with, notice to, or permit, authorization, consent or approval of, any state, federal, foreign, supranational, provincial, local or other government or governmental authority or by any United States, state, foreign, supranational, provincial, local or other court of competent jurisdiction (a “Governmental Entity”), (iii) require any consent or notice under, result in a violation or breach by the Company or any of the Company Subsidiaries of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment or any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party, or result in the creation of any Lien or other encumbrance on any property or asset of the Company or any of the Company Subsidiaries or otherwise give rise to any material obligation on the part of the Company, any Company Subsidiary or any other party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Permit or other instrument or obligation or Material Contract or Company Lease to which the Company or any of the Company Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets (each, a “Law” and collectively, the “Laws”), excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, trigger events, creation of liens or defaults which, individually or in the aggregate, would not either (A)  prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of its obligations under this Agreement or (C) reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8                                 Litigation.  Except as set forth in Section 3.8 of the Company Disclosure Schedule and except for suits, claims, actions, proceedings or investigations arising from the usual, regular and ordinary course of operations of the Company and its Subsidiaries involving collection matters or personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles) (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any officer or director thereof in connection with his or her status as an officer or director that involves amounts in excess of $100,000 individually or in excess of $1,000,000 in the aggregate (or involving any allegation of criminal activity) and (b) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Entity which, in the case of (a) or (b), (i) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Merger or (ii) would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary or any malfeasance by any executive officer of the Company or any Company Subsidiary.

3.9                                 Properties.

(a)                                  Section 3.9(a) of the Company Disclosure Schedule sets forth a true, correct and complete list and address of all real property owned or ground leased by the Company and the Material Subsidiaries as of the date of this Agreement (all such real property, together with all buildings, structures and other improvements located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).  The Company and the applicable Company Subsidiaries own good and marketable fee simple title to, or have valid ground leasehold interest in, each of the Company Properties, in each case free and clear of any

Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties and (iii) such Property Restrictions and other matters that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect (such matters in clauses (i), (ii) and (iii) above, collectively, “Permitted Encumbrances”).  For purposes of this Agreement, “Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company as set forth in the Company Filed SEC Reports in accordance with GAAP (if such reserves are required pursuant to GAAP) or for which the responsible tenant has provided such reserves or other protections required under the Company Lease, (ii) any matter not constituting a mortgage claim, lien, pledge, charge or security interest disclosed in the Company Title Insurance Policies (as defined herein) or other materials made available to Parent (whether material or immaterial), Liens and obligations arising under the Material Contracts, (iii) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iv) the Company Leases (as defined herein) and (v) mortgages and deeds of trust granted as security for financings listed in the Company Disclosure Schedule.  For each Company Property that is leased by the Company or any Company Subsidiary, as landlord, to a tenant pursuant to a lease (individually, “Company Lease” and collectively, “Company Leases”), the Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or the applicable Company Subsidiary, and (b) to the knowledge of the Company, the other parties thereto, except as do not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of each ground lease pursuant to which the Company or any Company Subsidiary is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). Each Ground Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or the applicable Company Subsidiary, and (b) to the knowledge of the Company, the other parties thereto, except as do not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Section 3.9(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Leases (including the name of the lessee, the expiration date of the Company Lease and the amount of the monthly rental payments due under each Company Lease as of the date hereof before giving effect to any contingent rent or percentage rent payable by the lessee), and all Ground Leases (including the name of the lessor, the expiration date of the Ground Lease and the amount of monthly rental payments due under each Ground Lease as of the date hereof before giving effect to any contingent rent or percentage rent payable by the Company or applicable Company Subsidiary);  true, correct and complete copies of each such Company Lease or Ground Lease have been made available to Purchaser.  Neither the Company nor any Company

Subsidiary has assigned any of its rights under any of the Company Leases or Ground Leases.

(b)           The Company and each of the Company Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 set forth in the Company Filed SEC Reports, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except for Permitted Encumbrances.

(c)           Except as provided for in Section 3.9(c) of the Company Disclosure Schedule, (i) valid policies of title insurance, or irrevocable and unconditional commitments to issue such policy (each a “Company Title Insurance Policy”), have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Company Subsidiary’s (or the applicable predecessor’s or acquiror’s) fee simple title to, or ground leasehold interest in, the Company Properties, in an insured amount as is customary and reasonable in the Company’s industry, subject only to the matters and printed exceptions as set forth in the Company Title Insurance Policies and the Permitted Encumbrances, and such policies are, at the date hereof, valid and in full force and effect and no written claim by the Company has been made against any such policy, and (ii) no Company Title Insurance Policy contains what is commonly referred to as a standard survey exception (i.e. any state of facts which an accurate survey would show).  The Company has made available to Parent true, correct and complete copies of all Company Title Insurance Policies.

(d)           Section 3.9(d) of the Company Disclosure Schedule lists (i) each of the Company Properties as to which the Company has a future funding obligation as of the date of this Agreement and describes the status of such obligations as of the date hereof and (ii) all properties currently proposed for acquisition, disposition, development or commencement of construction by the Company and the Company Subsidiaries pursuant to binding agreements in existence on the date hereof.

(e)           Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, the Company has no knowledge that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of all utilities, driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained, is not in full force and effect and for which a renewal application has not been timely filed, except for such failures to obtain, to have in full force and effect or to renew, which do not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, nor does the Company have knowledge of any pending written threat of modification or cancellation of any of the same, which has or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, there does not exist on the date hereof (i) any structural defects relating to any Company Properties which have or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any Company Properties whose building systems are not in working order to an extent which have or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; or (iii) any physical damage to any Company Properties to an extent which have or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)            Except as provided for in Section 3.9(f) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received (nor, to the knowledge of the Company, has any tenant under any Company Lease received) any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation have been violated for any Company Property, in the case of clauses (i) and (ii) above, which have or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)           Except as provided for in Section 3.9(g) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any application, submission or agreement the Company or any of the Company Subsidiaries has entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where, individually or in the aggregate, the failure does not have and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)           Except as disclosed in Section 3.9(h) of the Company Disclosure Schedule and except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            no landlord or tenant is in default of any of its obligations under any Company Lease or Ground Lease;

(ii)           the rents and other charges payable under the Company Leases and Ground Leases are lawful and no claim to the contrary has been asserted by any tenant thereunder;

(iii)          no tenant has paid any rent for more than one month in advance;

(iv)          no tenant has claimed, nor to the Company’s knowledge is any tenant entitled to, “free” rent, rent concessions, rebates, rent abatements, set-offs or offsets against rent or other charges;

(v)           no tenant has notified the Company that it is contesting the share of tax or maintenance increases described in any Company Lease or Ground Lease or its obligation to pay any common area charges or cost-of-living increases as required by any Company Lease;

(vi)          to the Company’s knowledge, all work required to be performed by the landlord under any Company Lease or Ground Lease has been completed and fully paid for;

(vii)         to the Company’s knowledge, every tenant is in possession of the premises leased by it; and

(viii)        no leasing commissions are due and owing to any brokers with respect to any of the Company Leases or Ground Leases or will in the future become due and owing with respect to actions that have been performed by such brokers on or before the date hereof.

(i)            Except as set forth in Section 3.9(i) of the Company Disclosure Schedule and except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of Company Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire a Company Property which would be triggered solely by the Merger. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, all unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof and all other unexpired rights in favor of any third party to purchase or otherwise acquire a Company Property provide that the purchase price for such Company Property shall be the greater of (A) the fair market value of such Company Property at the time of such sale to a third party, or (B) the purchase price paid for such Company Property when acquired by the Company or Company Subsidiary.

(j)            Except as set forth in Section 3.9(j) of the Company Disclosure Schedule, each Company Lease is a lease pursuant to which the lessee thereunder is responsible for the payment of all taxes, insurance and utility expenses related to the Company Property subject to such Company Lease.

(k)           Except as set forth in Section 3.9(k) of the Company Disclosure Schedule, all real property taxes and special assessments with respect to the Company Properties which were due and payable prior to the date hereof have been paid in full, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)            Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Properties and the present use and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable thereto, as modified by any duly issued variances, and (ii) no building or other improvement that is part of any of the Company Properties encroaches upon any property owned by any adjacent landowner or upon any real property interest held by any other person or entity.

3.10         Employee Plans.

(a)           Section 3.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each employee benefit plan, within the meaning of ERISA Section 3(3) whether or not subject to ERISA, and each other benefit program, policy, agreement, understanding, arrangement, policy, practice or plan (whether written or oral) providing compensation or benefits to any current or former director, employee or consultant (or any dependent or beneficiary thereof), including employment agreements, bonuses, incentive compensation, change in control benefits, vacation, severance, insurance, cafeteria, medical, disability, restricted stock, stock options, employee discounts, company cars, tuition reimbursement, stock purchase, stock appreciation, phantom stock, other stock-based compensation plans, programs or policies, holiday, deferred compensation or any other perquisite or benefit (collectively, the “Employee Programs”), which is currently, or since the Company’s formation was, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any ERISA Affiliate. Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

(b)           With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program) true, correct and complete copies of: (i) all documents embodying or governing such Employee Program (or, if not written, a written summary of its material terms), and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Employee Program under Code Section 401(a); (iii) the three (3) most recently filed IRS Form 5500, if applicable; (iv) the most recent summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) all material correspondence with the Department of Labor or the IRS; (vi) any insurance policy information related to such Employee Program and (vii) the most recent actuarial report or financial statements relating to such Employee Program, if any.

(c)           Each Employee Program complies with and has been administered in accordance with its terms and the requirements of applicable law, including, without limitation, ERISA and the Code (including, without limitation, Section 409A of the Code), except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  With respect to each Employee Program, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate governmental entity and all notices and disclosures have been timely provided to participants.  With respect to the Employee Programs, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Employee Programs, ERISA, the Code or any other applicable Law, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  No Employee Program is subject to Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employees’ beneficiary association or is a multiemployer plan, within the meaning of ERISA Section 3(37).

(d)           Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the Closing Date (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(e)           No material liability, claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

(f)            Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, no Employee Program provides for medical, life insurance or other welfare plan benefits (other than under Section 4980B of the Code or state health continuation laws) to any current or future retiree or former employee and all such plans have effectively reserved the right to amend or terminate such plans without participant consent.

(g)           All Company Stock Options have an exercise price per share that was not less than the “fair market value” of a Company Share on the date of grant, as determined in accordance with the terms of the applicable Employee Program and, to the extent applicable, Sections 409A and 422 of the Code.  All Company Stock Options have been properly accounted for by the Company in accordance with GAAP, and no change is expected in respect of any prior Company financial statement relating to expenses for stock compensation.  To the Company’s knowledge, there is no pending or threatened audit, investigation or inquiry by any governmental agency or by the Company with respect to the Company’s stock option granting practices or other equity compensation practices.

(h)           Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has withheld and paid all amounts required by applicable Law or by agreement to be withheld from the wages, salaries, and other payments to employees, independent contractors and other service providers, and is not liable for any arrears of wages or any taxes or any penalty for failure to withhold or pay such amounts.  The Company has properly classified all individuals providing services to the Company or any of the Company Subsidiaries as employees or non-employees for all relevant purposes.

(i)            (A) Except as set forth in Section 3.10(i)(A) of the Company Disclosure Schedule or as contemplated in Section 2.1(e) hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment, acceleration or creation of any rights of any person to benefits under any Employee Program; (B) except as set forth in Section 3.10(i)(B) of the Company Disclosure Schedule, no amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any employee, officer, director or other service provider of the Company or any of the Company Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code); and (C) except as set forth in Section 3.10(i)(C) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any contract, agreement, plan or arrangement covering any persons that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.

(j)            Section 3.10(j) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all Company Restricted Shares that are subject to vesting conditions on the date hereof and will be vested and no longer subject to repurchase by the Company at the Effective Time, and (ii) all Company Stock Options, including the exercise price thereof, that are unexercised and outstanding on the date hereof and will be vested and exercisable at the Effective Time, assuming in the case of clauses (i) and (ii) above, that no other event or circumstance occurs that would cause such Company Restricted Shares or Company Stock Options to be forfeited by the holder, exercised by the holder or repurchased by the Company.

3.11         Labor Matters.

(a)           Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary relating to its business. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b)           Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary in any forum by or on behalf of any present or former employee of the Company or any Company Subsidiary, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any Company Subsidiary in connection with the employment relationship.

3.12         Environmental Matters.

(a)           Except as set forth in Section 3.12(a) of the Company Disclosure Schedule and except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no Hazardous Materials or underground storage tanks in, on, or under the Company Properties, except those that are both (1) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (2) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Company Property or in amounts used by tenants in the ordinary course of business; (ii) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation existing in, on, under or from the Company Properties; (iii) there is no threat of any Release of Hazardous Materials migrating to the Company Properties; (iv) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Company Property; (v) the Company does not know of, and has not received, any written or oral notice or other communication from any person relating to Hazardous Materials in, on, under or from the Company Properties; and (vi) the Company has truthfully and fully provided to Parent and Merger Sub, in writing, any and all material information relating to environmental conditions in, on, under or from the Company Properties known to the Company or contained in the Company’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Company Properties and/or to the environmental condition of the Company Properties.

(b)           Except as described in Section 3.12(b) of the Company Disclosure Schedule, none of the Company Properties currently owned, leased or operated by the Company or a Company Subsidiary is subject to any pending or, to the knowledge of the Company or any Subsidiary, threatened Environmental Claim.

(c)           Except (i) as described in Section 3.12(c) of the Company Disclosure Schedule, (ii) as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) as shown on the surveys or floodplain certificates listed on Section 3.12(c) of the Company Disclosure Schedule, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C.  Section 1254, and applicable state laws) at any of the Company Properties.

(d)           Except as listed on Section 3.12(d) of the Company Disclosure Schedule or as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Property is subject to any current or, to the knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record.

(e)           Except where a tenant is responsible for maintaining compliance and is making, or is responsible for making, required expenditures, no material capital expenditures are presently required to maintain or achieve compliance with Environmental Laws.  To the Company’s knowledge, no tenant required to make a material capital expenditure to maintain or achieve compliance with Environmental Laws on a Company Property is in default of such obligation.

(f)            Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no incidents of water damage or visible evidence of mold, bacteria or toxic growth at any of the Company Properties.

(g)           Except for customary terms in favor of lenders in mortgages and trusts and terms in favor of tenants with respect to conditions that were pre-existing when the tenant took possession, none of the Company or its Subsidiaries has assumed any liability of or duty to indemnify or pay contribution to any other party for any claim, damage or loss arising out of any Hazardous Material or pursuant to any Environmental Law.

(h)           Except as disclosed in Section 3.12(h) of the Company Disclosure Schedule, no party who has agreed to indemnify, defend and/or hold harmless the Company or its Subsidiaries with respect to any Environmental Claims or liabilities under any Environmental Laws has defaulted or, to the knowledge of the Company or any Subsidiary, is reasonably likely to default upon said obligations.

(i)            Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, no filing, notification or other submission to any Governmental Entity or any approval from any Governmental Entity is required under any Environmental Law for the execution of this Agreement or for the consummation of the Merger or any of the other transactions contemplated hereby.

(j)            Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any request for information from any Governmental Entity, pursuant to Section 104(e) of CERCLA (as defined below) or any similar Environmental Law.

As used in this Agreement:

“Environmental Claims” means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability, or any responsibility, relating in any way to any Environmental Law or any Company environmental permit, as the case may be.

“Environmental Laws” means all applicable federal, state, and local Laws, rules and regulations, orders, judgments, decrees and other legal requirements including, without limitation, common law relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Section 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

“Hazardous Material” means all substances, pollutants, chemicals, compounds, wastes, including, without limitation, petroleum and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including without limitation asbestos or asbestos containing material, bacteria, mold, fungi or other toxic growth, regulated under Environmental Laws.

The Company and its Subsidiaries have made available to Parent all material environmental audits, reports and other material environmental documents and reports in their possession or control relating to their current and, to the extent the Company or its Subsidiaries have knowledge that they are potentially liable, their or any of their respective predecessors’ formerly owned or operated properties, facilities or operations.

3.13         Tax Matters.

(a)           All material Tax Returns (as hereinafter defined) required to be filed by or on behalf of the Company or any Company Subsidiary have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are true, accurate and complete in all material respects.  All material Taxes due and payable by or on behalf of the Company or any Company Subsidiary (whether or not shown in a Tax Return) have been fully and timely paid taking into account any extensions or similar administrative relief which may have been obtained by the Company or are being contested in good faith and have been adequately reserved in accordance with GAAP on the financial statements included in the Company Filed SEC Reports.  As of the date of the most recent Company Filed SEC Report, adequate reserves or accruals for Taxes have been provided in accordance with GAAP on the financial statements included in such Company Filed SEC Report with respect to any Taxes which are not yet due and owing and since the date of the most recent Company Filed SEC Report none of the Company and the Company

Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business.  Neither the Company nor any Company Subsidiary has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation).  To the knowledge of the Company and the Company Subsidiaries, no request for any such waiver or extension is currently pending.  No power of attorney with respect to any Tax matter is currently in force, except in connection with the appeals of local Tax assessments described in Section 3.13(a) of the Company Disclosure Schedule.

(b)           The Company (i) for all taxable years commencing in 2003, the year in which the Company first made an election under Section 856(c)(1) of the Code to be treated as a real estate investment trust (a “REIT”), through the most recent December 31, has elected and has been subject to federal taxation as a REIT within the meaning of Section 856 of the Code and any corresponding provision of relevant state Law and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year of this Agreement and, if different, the taxable year including the Effective Time, (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to the Company’s status as a REIT and (iv) to the Company’s knowledge, no challenge to the Company’s status as a REIT is pending or threatened in writing.  Taking into account the distributions permitted under Section 5.1, if the taxable year of the Company were to close on the Closing Date, the Company would have satisfied all requirements to qualify as a REIT for such year end, including all distribution requirements.  Each Company Subsidiary that is a partnership, joint venture, limited liability company or business trust (i) has been since its formation and continues to be treated for federal and state income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of the date of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets that would cause the Company to violate the requirements of Section 856(c)(4) of the Code.  Each Company Subsidiary that is a corporation has been since the later of the date of its formation or the date on which such Company Subsidiary became a Company Subsidiary and continues to be treated for federal income tax purposes as a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code and any corresponding provision of relevant state Law or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code and any corresponding provision of relevant state Law.  Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code, including pursuant to Treasury Regulations promulgated under Section 337 of the Code.

(c)           Since 2003, the Company has not incurred any material liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction within the meaning of Section 857(b)(6) of the Code or any tax arising from “redetermined rents, redetermined deductions and excess interest” within the meaning of Section 857(b)(7) of the Code.  To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed on the Company or any Company Subsidiary.

(d)           Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, (i) there is no material deficiency asserted or material assessment made in writing by any taxing authority against the Company or any Company Subsidiary, (ii) there is no audit, examination, or proceeding relating to any material Taxes of the Company or any Company Subsidiary by any taxing authority in progress, (iii) to the knowledge of the Company, there is no such audit, examination or proceeding pending, and (iv) all material deficiencies asserted or material assessments made have been paid in full.

(e)           Each of the Company and the Company Subsidiaries (i) has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes; (ii) has duly and timely withheld from employee salaries, wages and other compensation and from amounts paid or owing to any independent contractor, creditor, stockholder or other Person and has paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; and (iii) has in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof.

(f)            The Company has made available to Parent correct and complete copies of (A) all Tax Returns of the Company and the Company Subsidiaries relating to the taxable periods ending since December 31, 2003 which have been filed with any taxing authority and (B) any audit report issued since December 31, 2003 relating to any Taxes due from or with respect to the Company or any Company Subsidiary.

(g)           No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return which claim has not been fully paid or settled to the satisfaction of such taxing authority.

(h)           Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any other Person on behalf of the Company or any Company Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed or is not expected to be filed within the extension period.

(i)            Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (i) is a party to any tax sharing or similar agreement or arrangement pursuant to which any Company or Company Subsidiary will be bound or have any liability or have any obligation to make any payments after the Closing and (ii) has liability for any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)            Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has requested or received a private letter ruling from the IRS or a comparable ruling from any taxing authority or has entered into any written closing or similar agreement with a taxing authority with respect to any material Taxes.

(k)           Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has engaged in any reportable or listed transaction within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder or in any transaction about which it has made disclosure to any taxing authority to avoid the imposition of penalties.

(l)            The Company has no class of outstanding stock that is not regularly traded on an established securities market within the meaning of Section 1445(b)(6) of the Code.

(m)          The Company has no earnings and profits within the meaning of the Code that have been accumulated in, or are attributable to, any taxable period of such entity (or a predecessor) for which such entity (or a predecessor) was not taxable as a REIT or a qualified REIT subsidiary within the meaning of Section 856(i) of the Code.

(n)           Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(o)           For purposes of this Agreement, “Tax” or “Taxes” shall mean any federal, state, local or foreign taxes, charges, fees, duties, imposts, levies, gaming or other assessments, including, without limitation, all income, gross income, net income, gross receipts, net worth, general corporate, production, capital, sales, use, ad valorem, value added, transfer, franchise, profits, windfall profit, gains, utility, inventory, unincorporated business, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, worker’s compensation, environmental (including Taxes under Code Section 59A), excise, severance, stamp, occupation, premium, privilege, registration, alternative, add-on, minimum, recording, personal or real property, estimated and other taxes, customs duties, fees, assessments and like charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, any liability in respect of taxes under Treasury Regulation Section 1.1502-6 or any similar provision of federal, state, local or foreign Law, or imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.  “Tax Return” shall mean any report, return, document, declaration, statement, election or any other information or filing (including any attached schedules and related or supporting information) filed or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, statement, election or other information or filing.

(p)           Notwithstanding anything to the contrary in this Agreement, for purposes of the representations and warranties contained in Section 3.13(a), 3.13(d), 3.13(e), 3.13(f), 3.13(g), 3.13(h), 3.13(j) and 3.13(k), as such representations and warranties relate to Spirit SK Acquisition, LLC or its predecessor (“ShopKo”) and ShopKo’s Subsidiaries and to Tax periods of ShopKo and ShopKo’s Subsidiaries ending on or prior to the date of the Company’s acquisition of ShopKo, or to Spirit Pocono Corporation or its predecessor (“Camelback”) and to Tax periods of Camelback ending on or prior to the date of the Company’s acquisition of Camelback, the Company represents and warrants that the statements contained in such subsections are true and correct (determined without regard to any materiality qualification contained in any representation) except where the failure of such representation and warranty to be true and correct does not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14         Material Contracts.

(a)           Except for agreements filed as exhibits to, or incorporated by reference in, the Company Filed SEC Reports filed with the SEC after January 1, 2006, Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts.  Solely for purposes of this Agreement, “Material Contract” means the following written or oral contracts or agreements (and all amendments, modifications and supplements thereto to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound:

(i)            (A) employment agreements, severance, change in control or termination agreements with officers, labor or collective bargaining agreements (but excluding (x) personal service contracts and (y) contracts which provide for payments of not more than $100,000 individually and not more than $1,000,000 in the aggregate), (B) non-competition agreements and (C) indemnification agreements with officers, and directors of the Company or any Company Subsidiary;

(ii)           partnership or joint venture agreements with a party other than the Company or any wholly-owned Company Subsidiary (a “Third Party”);

(iii)          loan or credit agreements, letters of credit, bonds, mortgages, indentures, guarantees, or other material agreements or instruments evidencing indebtedness by the Company or any Company Subsidiary or any such agreement pursuant to which indebtedness may be incurred, or evidencing security for any of the foregoing in each case relating to indebtedness or potential maximum indebtedness in excess of $100,000 (excluding inter-company debt or guaranties of debt of wholly-owned Subsidiaries) or any agreement that would restrict the

Company or any Company Subsidiary from prepaying any of their material indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of material indebtedness with respect to any of the Company Properties;

(iv)          agreements that (A) limit or purport to limit, curtail or restrict the ability of the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its Affiliates) to compete in any geographic area or line of business, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or any Company Subsidiary in the usual, regular and ordinary course of business consistent with past practice contained in the Company Leases and in other recorded documents by which real property was conveyed by the Company to any user, (B) require the disposition of any material asset or line of business of the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its Affiliates), (C) grant to any Person the right to receive the best or most favorable terms offered by the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its Affiliates) to any other Person, or (D) prohibit or restrict in a material manner the right of the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its Affiliates) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any rights with respect to Intellectual Property;

(v)           contracts or agreements that would be required to be filed as an exhibit to the Form 10-K or Forms 10-Q filed by the Company with the SEC since December 31, 2006;

(vi)          except for Company Leases, binding agreements for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property, including any Company Property, or any asset that if purchased by the Company or any Company Subsidiary would be a Company Property, in each case in effect on the date hereof and where the applicable real property or Company Property has a fair market value in excess of $25,000,000;

(vii)         interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction in excess of $5,000,000 in notional amount to which the Company or any Company Subsidiary is a party or an obligor with respect thereto;

(viii)        except for any agreement that is not material, by dollar amount or significance, to the Company and the Company Subsidiaries, taken as a whole, agreements (A) relating to the management of any Company Property by any Person other than the Company or a Company Subsidiary or (B) pursuant to which the Company or any Company Subsidiary manages or provides services with respect to any real properties other than the Company Properties;

(ix)           agreements pursuant to which the Company or any Company Subsidiary has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments to a third party of more than $1,000,000;

(x)            agreements relating to the settlement or proposed settlement of any suit, claim, action, proceeding, arbitration, mediation or investigation, which involves the issuance by the Company or any Company Subsidiary of equity securities or the payment by the Company or any Company Subsidiary of an amount in excess of $1,000,000 (or provides for injunctive relief); and

(xi)           each other contract (including, without limitation, any brokerage agreements) entered into by the Company or any Company Subsidiary, which may result in total payments by or liability of the Company or any Company Subsidiary in excess of $200,000; provided that any contract involving total payments by or liability of the Company or any Company Subsidiary of less than $1,000,000 under the foregoing clause that, by its terms, is terminable (without termination fee or penalty) within six months of the date of this Agreement or with no more than 60 days prior notice shall not be deemed to be a Material Contract.

(b)           The Company has made available to Parent true and complete copies of all Material Contracts. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or applicable Company Subsidiary and, to the knowledge of the Company, with respect to each other party to any of such Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is or has received written notice that it is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, (ii) to the knowledge of the Company, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (i) or (ii) for those violations or defaults that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15         Opinion of Financial Advisor.  The Company has received a written opinion (or an oral opinion to be confirmed in writing) of Wachovia Capital Markets, LLC (“Wachovia Securities”) to the effect that, subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Wachovia Securities, the Merger Consideration to be received by the holders of Company Shares (other than Parent and its affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.  An informational copy of such opinion shall be delivered to Parent promptly after the date hereof; it being agreed that neither Parent nor Merger Sub shall have any rights with respect to such opinion.

3.16         Brokers.  The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, any Company Subsidiary, Parent or Merger Sub or any of their Affiliates to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained  Wachovia Securities and Citigroup Global Markets Inc. (“Citigroup”) as its financial advisors in connection with the Merger.  The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and each of Wachovia Securities and Citigroup for such advisory services relating to the Merger.

3.17         Takeover Statutes.  The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger, the Stock Purchase Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Merger, the Stock Purchase Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Maryland “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations, including the Maryland Business Combination Act and Maryland Control Share Acquisition Act (collectively “Takeover Statutes”) or any takeover provision in the Company Charter, Company Bylaws or other organizational document to which the Company is a party.

3.18         Transactions With Affiliates.  Except as set forth in Section 3.18 of the Company Disclosure Schedule or as disclosed in the Company Filed SEC Reports (other than compensation benefits and advances received in the ordinary course of business as an employee or director of the Company or the Company Subsidiaries), no director, officer or other Affiliate of the Company or any Company Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other Affiliate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons), has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Company Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary.  As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

3.19         Investment Company Act of 1940.  Neither the Company nor any of the Company’s Subsidiaries are, or at the Closing Date will be, required to be registered under the Investment Company Act of 1940, as amended.

3.20         Intellectual Property.  Except as has not had or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company does not have knowledge of any claims or any valid grounds for any claims: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any Company Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any Third Party; (ii) against the use by the Company or any Company Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of the Company or any Company Subsidiary as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights material to the Company and the Company Subsidiaries, taken as a whole; or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by the Company or any Company Subsidiary.  Except as has not had or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary owns, or is licensed under valid and enforceable licenses to use (in each case free and clear of any Liens), all Intellectual Property currently used in its business as presently conducted.

As used in this Agreement, the term (i) ”Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, and other proprietary or confidential information or materials, trademarks, trade names, service marks and copyrights, (ii) ”Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any Third Party, and (iii) ”Company Intellectual Property Rights” means the Intellectual Property owned or used by the Company or any Company Subsidiary.

3.21         Insurance.  The Company and the Company Subsidiaries maintain, or cause their tenants to maintain, insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries.  Section 3.21 of the Company Disclosure Schedule contains a list that is true and complete in all material respects of all material insurance policies in force maintained by the Company or a Company Subsidiary naming the Company, any Company Subsidiary or any employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums.  The Company and each of the Company Subsidiaries have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies other than as do not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of the Company or any of the Company Subsidiaries or that relates to any Company Property.  No claim by the Company or any Company Subsidiary under any insurance policy has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice.

3.22         Definition of the Company’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of the Company,” “to the knowledge of the Subsidiary” or any similar phrase means the actual (as opposed to constructive or imputed) knowledge of those individuals identified in Section 3.22 of the Company Disclosure Schedule or knowledge that any of such persons would be expected to have in the course of such individual carrying out their normal duties for the Company in the manner of a reasonably prudent person in a similar position.

3.23         Proxy Statement; Company Information.  The information relating to the Company and the Company Subsidiaries to be contained in the Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Shares or at the time of the Company Stockholders’ Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied in writing by Parent or Merger Sub specifically for inclusion therein.  All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

3.24         Permits.  The Company and the Company Subsidiaries hold all permits, franchises, grants, licenses, certificates, authorizations and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (“Permits”), except for failures to hold such Permits that, individually or in the aggregate, would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and the Company Subsidiaries are in compliance with the terms of their Permits, except where the failure to be in compliance would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, no suspension or cancellation of any Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.25         WKSI Status.  The Company is a “well-known seasoned issuer” and is not an “ineligible issuer” (as such terms of defined in Rule 405 under the Securities Act).

3.26         Certain Regulatory Matters.

(a)           Except for securities owned by the Company’s officers and directors that do not exceed 5% of the voting interests of the entity issuing such securities, neither the Company nor any Company Subsidiary nor any Affiliate of the Company (i) is, or owns, controls, or has the power to vote any securities of, directly or indirectly through a Person that it would be deemed to control for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and as interpreted by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), or the Home Owners Loan Act (the “HOLA”), as interpreted by the Office of Thrift Supervision, (A) a commercial lending company (as defined in Section 211.21(g) of Regulation K of the Federal Reserve), (B) a bank or a bank holding company (each as defined in Section 2 of the BHC Act), (C) a depository institution (as defined in Section 3 of the Federal Deposit Insurance Act), (D) a savings and loan holding company (as defined in Section 10 of the HOLA), (E) a non

U.S. bank or company that is subject to the provisions of the BHC Act pursuant to Section 8(a) of the International Banking Act of 1978, (F) a corporation organized pursuant to Section 25A of the Federal Reserve Act, or (G) an agreement corporation as described in Section 211.5(g) of Regulation K of the Federal Reserve, or (ii) is, or owns, controls, or has the power to vote any securities of, directly or indirectly through a Person that it would be deemed to control for purposes of the New York Banking Law (the “NYBL”), as interpreted by the New York State Banking Department, (A) a banking institution or bank holding company (each as defined in Section 141 of the NYBL), or (B an investment company (as defined in Section 2 of the NYBL) (the entities described in clauses (i)(A) through (i)(G) and (ii)(A) and (ii)(B) above, “Restricted Entities”).

(b)           Neither the Company nor any Company Subsidiary nor any Affiliate of the Company is party to any written or oral contracts or agreements pursuant to which it will acquire direct or indirect ownership, control, or the power to vote more than 5% of any securities of any Restricted Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1           Corporate Organization.

(a)           Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  The organizational documents of Parent are in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced.  Parent is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted, except where the failure to have such power and authority would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  The term “Parent Material Adverse Effect” means a material adverse effect on (x) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Parent, Merger Sub and each of Parent’s other subsidiaries, taken as a whole or (y) the ability of the Parent or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Outside Date; provided, however, that none of the following, in and of itself or themselves, shall be considered in determining whether a Parent Material Adverse Effect shall have occurred under clause (x) of this definition:

(i)            changes in the economy or financial markets, including, without limitation, prevailing interest rates and market conditions, generally in the United States or globally or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects the Parent, Merger Sub or any of Parent’s other subsidiaries as compared to other companies in the industry in which the Parent, Merger Sub and Parent’s other subsidiaries operate;

(ii)           changes that are proximately caused by factors generally affecting the industry in which the Parent, Merger Sub or any of Parent’s other subsidiaries operate, except to the extent any of the same disproportionately affects the Parent, Merger Sub or any of Parent’s other subsidiaries;

(iii)          changes in, or in the application of, GAAP; and

(iv)          changes in applicable Laws except to the extent any of the same disproportionately affects Parent, Merger Sub or any of Parent’s other subsidiaries as compared to other companies in the industry in which Parent, Merger Sub or any of Parent’s other subsidiaries operate.

(b)           Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.  The charter of Merger Sub is in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Sub have been commenced.  Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Sub to be conducted, except where the failure to have such power and authority would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2           Authority Relative to this Agreement.

(a)           Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby.  No other proceedings on the part of Parent or Merger Sub, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)           The Boards of Directors of Merger Sub and Parent, and Parent as sole stockholder of Merger Sub, have each duly and validly declared advisable, authorized and approved the execution and delivery of this Agreement and approved the consummation of the Merger and the other transactions contemplated hereby, and taken all limited liability company or corporate actions required to be taken by the Board of Directors of Parent, and the Board of Directors and sole stockholder of Merger Sub, for the consummation of the Merger and the other transactions contemplated hereby.

4.3           Consents and Approvals; No Violations.  Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” laws, the HSR Act or any other antitrust law and (b) for filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, Merger Sub or any other Subsidiary of Parent, (ii) require any filing by Parent, Merger Sub or any of Parent’s other Subsidiaries with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent or notice under, result in a violation or breach by Parent, Merger Sub or any of Parent’s other Subsidiaries of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any Lien or other encumbrance on any property or asset of Parent, Merger Sub or any of Parent’s other Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, Permit or other instrument or obligation or material contract to which Parent, Merger Sub or any of Parent’s other Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any Laws, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Merger, (B) would not otherwise prevent or materially delay performance by Parent or Merger Sub of its material obligations under this Agreement or (C) do not have and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4           Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that (i) questions the validity of this Agreement or any action to be taken by Parent or Merger Sub in connection with the consummation of the Merger, or (ii) would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

4.5           Available Funds; Performance Guarantee.

(a)           At the Effective Time, Parent and Merger Sub will have immediately available funds sufficient to pay the Merger Consideration and any and all fees and expenses and any other amounts necessary to consummate the transactions contemplated by this Agreement.

(b)           Parent has delivered to the Company complete and correct copies of (i) fully executed equity commitment letters (each a “Equity Commitment Letter”) from Redford Australian Investment Trust, OZ Domestic Partners, L.P., OZ Domestic Partners II, L.P., OZ Asia Domestic Partners, OZ Global Special Investments, L.P. and TPG-Axon Partners, LP, pursuant to which such Persons have committed, upon the terms and subject to the conditions set forth therein, to provide equity financing to Parent and Merger Sub in the amount set forth therein in connection with the transactions contemplated by this Agreement, and (ii) a fully executed debt commitment letter dated as of the date hereof (the “Debt Commitment Letter”) from Credit Suisse and Credit Suisse Securities (USA) LLC (collectively, the “Lender”), pursuant to which such Lender has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing to Parent and Merger Sub in an amount (together with the amounts to be funded pursuant to the Equity Commitment Letters) sufficient to enable Parent and Merger Sub to satisfy their obligations under this Agreement.  Each of the Equity Commitment Letters is in full force and effect and all commitment fees due and payable thereunder have been paid in full.  As of the date hereof, the Debt Commitment Letter is in full force and effect and all commitment fees due and payable thereunder have been paid in full.

(c)           Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company one or more guaranties (each a “Guaranty”) executed by Macquarie Bank Limited, Gandhara Master Fund Limited, Kaupthing Bank hf., OZ Domestic Partners, L.P., OZ Domestic Partners II, L.P., OZ Asia Domestic Partners, OZ Global Special Investments, L.P., OZ Overseas Fund, Ltd., OZ Overseas Fund II, Ltd., OZ Asia Overseas Fund, Ltd., OZ Global Special Investments Intermediate Fund, L.P., TPG-Axon Partners, LP and TPG-Axon Partners (Offshore), Ltd. (each a “Guarantor”) in the form attached as Exhibit A to this Agreement, dated as of the date hereof, for aggregate Guaranties of $312,000,000. Each Guaranty is in full force and effect.

4.6           Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct wholly-owned Subsidiary of Parent.  Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Merger Sub has no Subsidiaries.

4.7           No Ownership of Company Capital Stock.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, own any Company Shares or other securities of the Company. For the avoidance of doubt, the Company acknowledges that Parent as well as certain Affiliates of Parent and/or the members of Parent own as of the date hereof 4,727,000 Company Shares (excluding those Company Shares to be purchased pursuant to the Stock Purchase Agreement).

4.8           Proxy Statement.  The information, if any, regarding Parent, Merger Sub or their Affiliates supplied by Parent or Merger Sub in writing to the Company specifically for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

5.1           Conduct of Business by the Company.  During the period (the “Interim Period”) from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Section 8.1 hereof, except as otherwise expressly contemplated or permitted by this Agreement, the Company shall (i) use its commercially reasonable efforts to, and shall cause each Company Subsidiary to use its commercially reasonable efforts to, carry on its business in the usual, regular and ordinary course, consistent with past practice (except as otherwise set forth in Section 5.1 of the Company Disclosure Schedule), and use its commercially reasonable efforts to preserve intact its present business organization, the services of its present officers and employees consistent with past practice and its goodwill and relationships with tenants and others having business dealings with it and (ii) comply in all material respects with, and shall cause each Company Subsidiary to comply in all material respects with, all applicable Laws wherever its business is conducted, including the timely filing of reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.  Without limiting the generality of the foregoing, during the Interim Period, neither the Company nor any Company Subsidiary will (except as expressly permitted by this Agreement, as expressly contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent, such consent not to be unreasonably withheld, delayed or conditioned, in writing (it being understood that Parent shall respond within five Business Days following receipt of the Company’s written request soliciting such consent from Parent, and failure to respond by Parent after five Business Days shall be deemed to be approval by Parent)):

(a)           (i) split, combine or reclassify any stock of the Company or any Company Subsidiary or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof and whether or not out of earnings and profits of the Company) in respect of any stock or other interests of the Company or any Company Subsidiary, except for (A) regular, cash dividends at a rate not in excess of $0.22 per Company Share, declared and paid quarterly, with record and payment dates in accordance with past practice; (B) a pro-rated dividend for the period from the last record date set pursuant to the foregoing clause (A) through and including the Closing Date at a quarterly rate of $0.22 per Company Share; (C) dividends or distributions, declared, set aside or paid by any wholly-owned Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company; and (D)  the minimum distributions required for the Company to maintain its status as a REIT (for purposes of this clause (D), “minimum distribution” shall mean, taking into account other distributions made during the Interim Period or otherwise during the year, a distribution with respect to the taxable year ended December 31 immediately prior to the taxable year that includes the Effective Time and the taxable period ending on the Effective Time which is sufficient to allow the Company to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code, (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code, and (iii) avoid the imposition of excise tax under Section 4981 of the Code, determined, in each case, if applicable, as if the taxable period that includes the Closing Date had ended on the Closing Date);

(b)           except pursuant to joint venture documentation binding the Company or its subsidiaries or otherwise, in each case as set forth in Section 5.1(b) of the Company Disclosure Schedule, (i) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock or stock equivalents), other than the issuance of Company Shares upon the exercise of Company Stock Options and vesting of Company Restricted Stock that are outstanding on the date of this Agreement under the terms of the Company Stock Option Plan or through dividend equivalent rights in accordance with their present terms or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the lapse of restrictions on, or the failure to vest of, Company Stock Options or Company Restricted Shares pursuant to the terms thereof in effect on the date hereof;

(c)           except (i) as set forth in Section 5.1(c) of the Company Disclosure Schedule (which sets forth all existing obligations in effect to purchase, mortgage or sell real property and the purchase, mortgage or sale price thereof for such transactions in excess of $50,000,000 individually) or (ii) in the ordinary course of business consistent with past practice in amounts less than $50,000,000 individually (and consistent with the criteria set forth in Section 5.1(c) of the Company Disclosure Schedule), (A) acquire or enter into any option, commitment or agreement to acquire or finance construction or improvements with respect to, (B) make any loans, advances or capital contributions with respect to, (C) sell or enter into any option, commitment or agreement to sell, substitute, encumber, purchase or originate any portfolio of mortgages with respect to, or (D) transfer or dispose of, any assets which are material to the Company and the Company Subsidiaries taken as a whole (whether by asset acquisition, stock acquisition or otherwise);

(d)           except as set forth in Section 5.1(d) of the Company Disclosure Schedule and except in the ordinary course of business consistent with past practice pursuant to credit facilities or other arrangements in existence as of the date hereof including, without limitation, borrowings made to pay regular quarterly dividends as set forth in Section 5.1(a), or in connection with capital expenditures consistent with the guidelines for future permitted transactions set forth in Section 5.1(c) of the Company Disclosure Schedule (or to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld, delayed or conditioned), incur any amount of indebtedness, assume, guarantee, indemnify or endorse or otherwise become directly or indirectly responsible or liable for any indebtedness of a Third Party, issue or sell debt securities, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Lien other than Permitted Liens thereupon or make any loans, advances or capital contributions to, or any investments in, any other Persons (except Company Subsidiaries wholly-owned on the date hereof), except in an amount equal to $1,000,000 in the aggregate;

(e)           except pursuant to any mandatory payments under any credit facilities, notes, mortgages, debt arrangements or other similar arrangements in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) reserved against in the most recent consolidated financial statements (or specifically disclosed in the notes thereto) included in the Company Filed SEC Reports (ii) that would be a voluntary prepayment under any revolving credit or repurchase facility, (iii) using the proceeds from the sale of real estate assets otherwise permitted by this Agreement, (iv) that does not exceed $2,500,000, individually, or $5,000,000 in the aggregate, or (v) of fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, Representatives, counsel and accountants, which shall be paid by the party incurring such fees, costs or expenses;

(f)            except as required pursuant to a Company Lease or in accordance with the guidelines for future permitted transactions as set forth in Section 5.1(c) of the Company Disclosure Schedule and subject to Section 6.13 of this Agreement, (i) incur, authorize, or enter into any commitment for, any capital or other expenditure in excess of $5,000,000, individually, or $15,000,000, in the aggregate, relating to the Company Properties, except as otherwise set forth in Section 5.1(f) of the Company Disclosure Schedule; or (ii) incur, authorize, or enter into any commitment for, any capital or other expenditure in excess of $1,000,000, individually, or $3,000,000, in the aggregate, not relating to the Company Properties, except as otherwise set forth in Section 5.1(f) of the Company Disclosure Schedule; or (iii) incur, authorize, or enter into, any material commitment, contract or agreement that has a duration of greater than one year and that may not be terminated (without termination fee or penalty) by the Company or any Company Subsidiary, as the case may be, by notice of 90 days or less;

(g)           change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or Law);

(h)           except as required by Law or as otherwise expressly contemplated by this Agreement, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, or (iii) except for normal increases or payments in the ordinary course of business consistent with past practice for non-executive officer employees and retention bonuses subject to the limits set forth in Section 5.1(h) of the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any officer, director or employee or pay to any officer, director or employee any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

(i)            except as set forth in Section 5.1(i) of the Company Disclosure Schedule, the terms of which Parent consents to, and except in the ordinary course of business consistent with past practice for non-executive officer employees or as otherwise expressly contemplated by this Agreement, grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new loan, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than (A) the grant of compensation and fringe benefits to any non-executive officer or employee hired after the date of this Agreement, or (B) in circumstances where the failure to enter into such agreement or to pay such benefits could result in the Company’s loss of a key employee or significant employee subject to the limits set forth in Section 5.1(i) of the Company Disclosure Schedule;

(j)            except to the extent required to comply with its obligations hereunder or with applicable Law, amend the Company Charter or Company Bylaws or similar organizational or governance documents;

(k)           adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than this Agreement and the Merger);

(l)            settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) (i) for an amount (after giving effect to insurance proceeds actually received) in excess of $1,000,000 in the aggregate or any obligation or liability of the Company or any Company Subsidiary in excess of such amount in the aggregate, (ii) on a basis that would result in (A) the imposition of any order, writ, judgment, injunction, subpoena, indictment, demand, decree, stipulation, determination or award entered by or with any Governmental Entity that would restrict the future activity or conduct of the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its Affiliates) or (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its Affiliates), or (iii) that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(m)          except as set forth in Section 5.1(m) of the Company Disclosure Schedule, amend any term of any outstanding security of the Company or any of the Company Subsidiaries;

(n)           other than in the ordinary course of business consistent with past practice, as otherwise permitted by this Section 5.1 or with consent of Parent, enter into, modify, amend or terminate any Material Contract or other contract that would have been a Material Contract if existing on the date hereof or waive, release or assign any material rights or claims under any such Material Contract or other contract other than such modifications, amendments, waivers, releases or assignments which would not result in a material increase in cost, liability or obligation for the Company or any Company Subsidiary, other than immaterial obligations;

(o)           permit any material insurance policy issued to the Company or any Company Subsidiaries naming the Company or any Company Subsidiaries or officers or  directors as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy except where a replacement policy or renewal is not available to the Company on commercially reasonable terms or not available after using commercially reasonable efforts to obtain such coverage (in which case, the Company shall use its commercially reasonable efforts to obtain coverage as close to the original coverage as is reasonably practicable);

(p)           (i) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes except as expressly required for changes in Law;  (ii) adopt or change any material accounting method with respect to Taxes; (iii) request any private letter ruling or similar ruling with the IRS or any other taxing authority; (iv) take any action (or fail to take any action) that would reasonably be expected to cause the Company to fail to qualify as a REIT; (v) make, alter, revoke or rescind any material express or deemed election with respect to Taxes; (vi) amend any material Tax Return; (vii) settle or compromise any audit or proceeding with respect to a material amount of Taxes owed by the Company or any Company Subsidiary; or (viii) waive the ownership limit set forth in the Company Charter for any Person (other than Parent, Merger Sub or their Affiliates); unless, in the case of clauses (i), (ii), (iii), (v), (vi), and (vii) above, required by Law;

(q)           other than in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Lease or Ground Lease or lease that would have been a Company Lease or Ground Lease if existing on the date hereof or waive, release or assign any material rights or claims under any such Company Lease or Ground Lease or other lease other than such modifications, amendments, waivers, releases or assignments which would not result in a material increase in cost, liability or obligation for the Company or any Company Subsidiary, other than immaterial obligations;

(r)            enter into any contract with any Affiliate (other than any transaction between the Company or any Company Subsidiary, on the one hand, and a wholly-owned Company Subsidiary, on the other hand);

(s)           merge or consolidate the Company or any Company Subsidiary with any Third Party;

(t)            take any action to render inapplicable, or to exempt any Third Party from any provisions of any Takeover Statutes or the restrictions on transfer and ownership of shares of capital stock of the Company contained in the Company Charter;

(u)           knowingly take, or fail to take, any action that may reasonably result in any of the conditions of Article VII not being satisfied; or

(v)           enter into an agreement to take any of the foregoing actions.

ARTICLE VI

COVENANTS

6.1           Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)           As soon as reasonably practicable following the date hereof, the Company shall prepare a proxy statement in preliminary form (the “Proxy Statement”).  Unless this Agreement has been terminated in accordance with its terms, as soon as reasonably practicable (but in no event later than 45 days) following the date hereof, the Company shall file the Proxy Statement with the SEC and the Company shall use its commercially reasonable efforts to respond as reasonably promptly as practicable to any comments of the SEC with respect thereto;  provided, however, that the Company shall not be in breach of this provision if the failure to file the Proxy Statement in such 45-day period is a result of Parent or Merger Sub’s failure to reasonably promptly provide information required to be included in the Proxy Statement regarding Parent and Merger Sub or to reasonably promptly respond to drafts of the Proxy Statement submitted to Parent or Merger Sub for review.  Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required or reasonably advisable to be disclosed therein as promptly as possible after the date hereof.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will include in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its Representatives, and the SEC or its staff concerning the Proxy Statement.

(b)           If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to the Company, Parent or Merger Sub or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file with the SEC, with Parent’s input and cooperation, any necessary amendment or supplement to the Proxy Statement.

(c)           Unless this Agreement has been terminated in accordance with its terms, the Company shall, as soon as reasonably practicable following the Solicitation Period End Date, duly call, give notice of, convene and hold a meeting of the holders of the Company Shares (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval.  The Company shall cause the Proxy Statement to be mailed to such holders as promptly as reasonably practicable after all SEC comments on the Proxy Statement have been resolved.  The Company shall, through the Company Board, recommend to holders of the Company Shares that they give the Company Stockholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified its adoption of this Agreement and its recommendation in the Proxy Statement, as permitted by and determined in accordance with Section 6.4(b).  Notwithstanding anything to the contrary contained in this Agreement, the Company, after notice to Parent, may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of Company Shares sufficiently in advance of a vote on this Agreement and the Merger to ensure that such vote occurs on the basis of full and complete information as required under applicable Law.  The Company shall keep Parent updated regarding proxy solicitation results as reasonably requested by Parent.

6.2           Other Filings.  As soon as reasonably practicable, the Company, Parent and Merger Sub each shall properly prepare and file any other filings (other than the Proxy Statement) required under the Exchange Act or any other federal, state or foreign law relating to the Merger (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”).  To the extent Parent deems such a filing necessary or appropriate, the Company and Parent shall file as promptly as practicable a joint voluntary notice in respect of the transactions contemplated hereby under Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations thereunder (the “Exon-Florio Amendment”).  Each of the Company, Parent and Merger Sub shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and Merger Sub shall supply the other with copies of all correspondence between it and each of its Representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings.  The Company, Parent and Merger Sub each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

6.3           Additional Agreements.  Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger.  The parties shall cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private Third Party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, and to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity.  The parties will use their commercially reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger. In the event that the Company shall fail to obtain any Third Party consent described above, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Company Subsidiaries and their respective businesses resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) unless expressly required by the applicable agreement, without the prior written consent of Parent, none of the Company or any of the Company Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) unless expressly required by the applicable agreement, Parent, Merger Sub and their Affiliates shall not be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.  For the avoidance of doubt, and without limiting the generality of the foregoing,  neither the Company nor any of the Company Subsidiaries shall make any payments or commit to make payments under provisions in applicable agreements setting forth minimum payments in connection with consent to or waiver of defaults or breaches under such agreements, or under prepayment or defeasance provisions, without the prior written consent of Parent, and none of Parent, Merger Sub or any of their Affiliates shall be required to make or commit to make any such payments.  The Company shall use its commercially reasonably efforts to assist Parent in providing any notices required under the CMBS Agreements as promptly as practicable after the date hereof.

6.4           Permitted Solicitation.

(a)           During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the date that is 28 days after the date hereof (the “Solicitation Period End Date”), the Company, its Subsidiaries, and their respective Representatives shall be permitted to, and shall have the right to, directly or indirectly (acting under the direction of the Company Board) (i) solicit, initiate or encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal and (ii) participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, an Alternative Proposal; provided, however, that the Company shall not, and shall not authorize or permit any of its Subsidiaries or any Representative of the Company or its Subsidiaries to, provide to any third party any material non-public information unless the Company receives from such third party an executed confidentiality agreement with confidentiality and standstill provisions in form no more favorable to such person than those confidentiality and standstill provisions contained in the Confidentiality Agreement and simultaneously provides to Parent any non-public information provided to such third party not previously made available to Parent.

(b)           Subject to the provisions of this Section 6.4, and except as it may relate to any person or group of related persons from whom the Company has received, prior to the Solicitation Period End Date, an Alternative Proposal that the Company Board as of the Solicitation Period End Date and continuously thereafter reasonably believes in good faith, after consultation with the Company Board’s legal counsel and financial advisors, is bona fide and would reasonably be expected to result in a Superior Proposal (each such person or group, an “Excluded Party”), (A) on the Solicitation Period End Date, the Company shall, and shall cause its Subsidiaries to, and shall cause its and their respective Representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal and request to be returned or destroyed any non-public information provided to such parties and (B) during the period beginning on the Solicitation Period End Date and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any inquiry with respect to or which would reasonably be expected to result in, or the making, submission or announcement of, any Alternative Proposal; (ii) participate in any discussion or negotiations regarding or which would reasonably be expected to result in an Alternative Proposal with any person, or furnish any non-public information or access to its properties, books, records or personnel to, any person; (iii) engage in discussions regarding an Alternative Proposal with any person, except to notify such person as to the existence of the provisions of this Section 6.4; (iv) approve, endorse or recommend any Alternative Proposal; (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 6.4(c)); (vi) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Parent, Merger Sub or their Representatives) with respect to, or which would reasonably be expected to result in, an Alternative Proposal; or (vii) exempt any person from the restrictions contained in any state takeover or similar laws or in any confidentiality or standstill agreements or the restrictions on transfer and ownership of shares of capital stock of the Company contained in the Company Charter or otherwise cause such restrictions not to apply.  The Company shall promptly inform its Representatives, and shall cause its Subsidiaries promptly to inform their respective Representatives, of the obligations under this Section 6.4(b).

(c)           Notwithstanding the limitations set forth in Section 6.4(b), at any time from the Solicitation Period End Date and continuing until the earlier of the receipt of the Company Stockholder Approval and the Termination Date, if (A) the Company receives an unsolicited bona fide written Alternative Proposal that did not result from a breach of this Section 6.4 which the Company Board determines in good faith, after consultation with the Company Board’s legal counsel and financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal, and (B) the Company Board determines in good faith, after consultation with the Company Board’s legal counsel and financial advisors, that the failure of the Company Board to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Proposal would be inconsistent with the directors’ exercise of their duties to the Company or the Company’s stockholders under applicable Law, then the Company may take the following actions: (x) furnish non-public information to the third party making such Alternative Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality and standstill provisions in form no more favorable to such person than those confidentiality and standstill provisions contained in the Confidentiality Agreement) and simultaneously provides to Parent any non-public information not previously made available to Parent and (y) engage in discussions or negotiations with such third party with respect to such Alternative Proposal.

(d)           Other than in accordance with Section 6.4, the Company Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Company Board of the Merger or this Agreement or the other transactions contemplated by this Agreement; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer; or (iv) exempt any person from the restrictions contained in any state takeover or similar laws or in any confidentiality or standstill agreements or the restrictions on transfer and ownership of shares of capital stock of the Company contained in the Company Charter (each of the foregoing, a “Change of Recommendation”); provided, however, that, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, the Company Board may, at any time prior to receipt of the Company Stockholder Approval, make a Change of Recommendation if all of the following conditions in clauses (i) through (iv) are met:

(i)            the Company Board has concluded in good faith, after consultation with the Company Board’s legal counsel and financial advisors, that the failure of the Company Board to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their duties to the Company or the Company’s stockholders under applicable Law;

(ii)           the Company shall have provided Parent with written notice of its intention to effect a Change of Recommendation (a “Change of Recommendation Notice”) at least three Business Days prior to effecting a Change of Recommendation, which shall state expressly (A) that it has received a Superior Proposal, (B) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (C) that it intends to effect a Change of Recommendation and the manner in which it intends to do so;

(iii)          after delivering the Change of Recommendation Notice, the Company shall have provided Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such three Business Day period (a “Matching Period”), and shall have negotiated in good faith with respect thereto during such Matching Period, regarding any changes proposed by Parent for the purpose of enabling the Company Board to proceed with the Company Recommendation, without effecting a Change of Recommendation; and

(iv)          the Company shall not have breached in any respect any of the provisions set forth in this Section 6.4 with respect to such Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4(d) with respect to such new written notice (including beginning a new Matching Period).

(e)           No Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Statute or other state law to be inapplicable to the transactions contemplated by this Agreement.  The Company Board shall not make any Change of Recommendation other than in compliance with and as permitted by this Section 6.4.  Notwithstanding any Change of Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting.

(f)            Nothing contained in this Agreement shall prohibit the Company or the Company Board from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided any such disclosure (other than (i) a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (ii) a rejection by the Company of the relevant tender offer) shall be subject to compliance by the Company with Section 6.4 and shall be deemed to be a Change of Recommendation.

(g)           As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person or group of persons (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company; (ii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of 10% or more of the outstanding shares of Company Common Stock; or (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the Shares then outstanding.

(h)           As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (with all percentages, in the definition of Alternative Proposal increased to 50%) on terms that the Company Board determines in good faith, after consultation with the Company’s or the Company Board’s financial advisors and legal counsel, and considering all relevant factors as the Company Board considers to be appropriate (including, but not limited to, the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal, and any alterations to this Agreement agreed to in writing by Parent in response thereto), is more favorable from a financial point of view (taking into account the foregoing factors) to the Company’s stockholders than the transactions contemplated by this Agreement.

(i)            Within 48 hours of or the second Business Day immediately following the Solicitation Period End Date, whichever is later, the Company shall notify Parent, in writing, of the identity of each Excluded Party and provide Parent a copy of each Alternative Proposal received from any Excluded Party (or, where no such copy is available, a description of such Alternative Proposal).  From and after the Solicitation Period End Date, the Company shall promptly (within 48 hours of or the second Business Day immediately following, if later) notify Parent in the event that the Company or its Subsidiaries or Representatives receives (i) any Alternative Proposal or written indication by any Person that it is considering making an Alternative Proposal, (ii) any request for non-public information relating to the Company or the Company Subsidiaries by a Person contemplating making an Alternative Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Alternative Proposal (in each case, including the identity of the Person making the Alternative Proposal or indication, request or inquiry and the material terms and conditions thereof).  Following the Solicitation Period End Date, the Company shall keep Parent reasonably informed (orally or in writing) on a current basis (and in any event no later than 48 hours after or, if later, the second Business Day after, the occurrence of any significant discussions or negotiations) of the status of any Alternative Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), including furnishing copies of any material written inquiries, correspondence and draft documentation.  Without limiting the foregoing, the Company shall promptly (within 48 hours of or, if later, the second Business Day after) notify Parent in writing if it determines to provide non-public information to a Person contemplating making, or to engage in discussions or negotiations concerning, an Alternative Proposal pursuant to Section 6.4(c) other than with an Excluded Party, in each case after the Solicitation Period End Date.  The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

6.5           Officers’ and Directors’ Exculpation and Indemnification.

(a)           In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director, officer, employee, trustee, fiduciary or agent of the

Company or any of the Company’s Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was an officer, director, trustee, employee, fiduciary or agent of the Company or any of the Company’s Subsidiaries, or is or was serving at the request of the Company as an officer, director, trustee, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, in any case under (i) and (ii) above arising on or before the Closing Date and whether asserted at, before or after the Closing Date, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.  It is understood and agreed that the Company shall maintain its current Charter provisions regarding directors’ and officers’ exculpation and shall indemnify and hold harmless, and after the Closing Date, the Surviving Company shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (arising on or before the Closing Date and whether asserted at, before or after the Closing Date), (A) the Company and, after the Closing Date, the Surviving Company shall promptly pay expenses, as incurred, in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and without requiring a preliminary determination as to the ultimate entitlement to indemnification, (B) the Company, and after the Closing Date, the Surviving Company, shall be obligated to pay the fees and expenses of a single counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties with respect to any single action or related actions except to the extent that two or more such Indemnified Parties have conflicting interests in the outcome of such action, within 30 days after statements therefor are received, and (C) the Company and, after the Closing Date, the Surviving Company will use its commercially reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further that the Company and the Surviving Company shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law;  and provided, further that an Indemnified Party shall only be entitled to the advancement of funds for expenses if it first provides (i) a written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the Company or Surviving Company, as applicable, as authorized by Section 2-418 of the MGCL and (ii) a written undertaking to the Company or the Surviving Company (in form and substance reasonably acceptable to Parent), to reimburse such advances in the event it is finally determined by a court of competent jurisdiction that such Indemnified Party was not entitled to such indemnification.  Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Closing Date, the Surviving Company thereof; provided that the failure to so notify shall not affect the obligations of the Company and the Surviving Company except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b)           Parent and Merger Sub each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of the Company or any of the Company’s Subsidiaries or otherwise in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six years from the Closing Date and, at the Closing Date, shall become the obligation of the Surviving Company; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.  From and after the Closing Date, the Surviving Company also agrees to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Closing Date to the extent provided in any written indemnification agreements between the Company and/or one of the Company’s Subsidiaries and the officers and directors listed in Section 6.5(b) of the Company Disclosure Schedule.

(c)           Prior to the Closing Date, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form (other than immaterial deviations) as presently maintained by the Company (a complete and accurate copy of which has been made available to Parent), with the same or comparably rated insurers as the Company’s current insurer, which shall provide such directors and officers with coverage with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time for six years following the Closing Date of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.  Notwithstanding the foregoing, if the coverage described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of the amount set forth in Section 6.5(c) of the Company Disclosure Schedule for such coverage, the Surviving Company shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to the amount set forth in Section 6.5(c) of the Company Disclosure Schedule for such coverage.  The Surviving Company shall provide notice to the Persons covered by such policy prior to reducing the amount of coverage.  The Company agrees to consult with Parent in connection with purchasing such coverage. Parent shall, and shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d)           Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.5 applies without the consent of each such affected indemnitee.  This Section 6.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Surviving Company.  Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.5.

(e)           In the event that, following the Closing Date, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.5.

6.6           Access to Information; Confidentiality.

(a)           Between the date hereof and the Closing Date, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company’s and Company Subsidiaries’ directors, officers, employees and agents to, afford to Parent and to the Representatives of Parent reasonable access upon reasonable advance notice and during normal business hours without undue interruption (and will request the same from the Company’s Representatives) to the employees properties, books, records and contracts of the Company and the Company Subsidiaries; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, to a schedule of properties to be visited prior to any such visits or access.  Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, prior to contacting or meeting with any of the Company’s employees.  The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request.  Without limiting the provisions of this Section 6.6(a) and subject to the terms of the Company Leases and any rights of the tenant thereunder, Parent and its Representatives shall have the right to conduct reasonable appraisal and environmental and engineering inspections of each of the Company Properties upon prior reasonable notice to the Company and after providing reasonably adequate indemnity to the Company and the applicable tenant; provided, however, that neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building or property.

(b)           Prior to the Closing Date, Parent and Merger Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Macquarie Securities (USA) Inc. and the Company dated November 6, 2006 (the “Confidentiality Agreement”).

6.7           Public Announcements.  The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.  In this regard, the parties shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the NYSE on the Business Day following the date on which this Agreement is fully executed.

6.8           Employee Benefit Arrangements.

(a)           Immediately after the Closing Date, the Company or a Company Subsidiary shall continue to employ each individual employed by the Company and the Company Subsidiaries who was employed by the Company and the Company Subsidiaries immediately prior to the Effective Time and whose name is set forth on Section 6.8(a) of the Company Disclosure Schedule (such employees, collectively, the “Business Employees”).  Immediately after the Closing Date, all Business Employees shall continue to be eligible to participate in all “employee benefit plans”, as defined in Section 3(3) of ERISA (an “Employee Benefit Plan”), of the Company which are continued by Parent, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Parent or its Subsidiaries in similar Employee Benefit Plan sponsored or maintained by Parent or in which employees of Parent or its Subsidiaries participate after the Closing Date.  With respect to each such Employee Benefit Plan of Parent, service with the Company or any of its Subsidiaries and the predecessor of any of them shall be included for purposes of determining eligibility to participate and vesting (if applicable) under such Employee Benefit Plan.  Parent shall, or shall cause its Subsidiaries, as the case may be, to use its commercially reasonable efforts consistent with applicable Law to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all Business Employees under any comparable welfare plan that such Business Employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any comparable welfare plan maintained by the Company for such employees immediately prior to the Closing Date, and (ii) provide each such Business Employee with credit for any co-payments and deductibles paid prior to the Closing Date for the plan year within which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

(b)           Immediately after the Closing Date, Parent shall cause the Surviving Company to provide the Business Employees with employee benefits no less favorable in the aggregate than those in effect prior to the Closing Date and to honor fully in accordance with their terms all employment agreements, severance agreements, retention bonus agreements and other bonus, retention and severance obligations of the Company or any of its Subsidiaries, which are listed in Section 6.8(b) of the Company Disclosure Schedule, and except as may otherwise be agreed to by the Company and Parent, and the Company shall pay on the Closing Date to the applicable directors, officers and employees any amounts with respect to such agreements and obligations that are payable by their terms at or before the Closing Date.

(c)           Nothing in this Section 6.8 shall create any third party beneficiary right in any person other than the parties to this Agreement, including any current or former Business Employee, any participant in any Employee Program, or any dependent or beneficiary thereof, or any right to continued employment with (or right to continued participation in, or continued level of benefits with respect to, any Employee Program or any employee benefit plan, program, agreement or arrangement of) Parent, any Affiliate of Parent, the Company or the Surviving Company or any of their respective Affiliates following the Closing Date.  Nothing in this Section 6.8 shall constitute an amendment to any Employee Program or any other plan or arrangement covering Business Employees. The Company and Parent shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.8.

(d)           The Company shall use commercially reasonable efforts to cooperate with Parent to (i) minimize the effects of any payment of any amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any employee, officer, director or other service provider of the Company or any of the Company Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) and that could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code);  provided, that the recipient of the foregoing amounts shall not be required to reduce in any way the benefits or other amounts payable to such person and (ii) at the Effective Time, amend, reform or supplement the terms of any nonqualified deferred compensation plan (within the meaning of Code Section 409A and related guidance) covering any Business Employee to the extent the Company and the Parent reasonably agree such amendment, reform or supplement (A) is necessary or appropriate to comply with Code Section 409A or to exempt payments thereunder from Code Section 409A and thereby avoid the application of penalty taxes under Code Section 409A, and (B) preserves, to the extent practicable, the intended treatment of the original plan with respect to the Company and the applicable participants.

6.9           Certain Tax Matters.  During the Interim Period, each of the Company and the Company Subsidiaries shall: (a) continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the Interim Period; (b) prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws; and (c) fully and timely pay all material Taxes due and payable in respect of such Post-Signing Returns that are so filed.

6.10         Interim Period Dividends.  At or prior to the Closing Date, the Company shall declare a quarterly prorated cash dividend covering the period from the first date of the quarter in which the Closing occurs up to and including the Effective Date at a rate not to exceed the rate per Company Share set forth in Section 5.1.

6.11         Resignation of Company’s Directors.  If so requested by Parent, the Company shall deliver to Parent, at or prior to the Closing Date, the resignation, in form and substance reasonable satisfactory to Parent, of each director of the Company.

6.12         Additional Acquisitions.  In accordance with Section 5.1 of this Agreement, during the Interim Period, the Company shall, consistent with past practices and in the ordinary course of business, continue to source, underwrite and evaluate additional properties for acquisition (the “Additional Property”).  Should the Company identify a potential Additional Property as a potential acquisition, the Company may, but is not required to, seek Parent’s agreement in writing to provide debt or equity financing to consummate the acquisition of the Additional Property, such agreement to be granted in Parent’s sole discretion (it being understood that Parent shall respond within five Business Days of receipt of the Company’s written request soliciting such agreement to provide debt or equity financing from Parent, and failure to respond by Parent after five Business Days shall be deemed to be agreement to provide debt or equity financing by Parent).

6.13         Financing.

(a)           Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, cooperate with Parent in connection with the arrangement and marketing by Parent of any financing of the Merger as may be reasonably requested by Parent, including, at Parent’s sole cost and expense, making management of the Company reasonably available for discussions with potential investors or lenders, furnishing financial information to Parent as may be reasonably requested by Parent, assisting Parent and its financing sources in the preparation of offering documents and investor materials, facilitating the pledging of collateral after the Effective Time, and using commercially reasonable efforts to obtain accountants’ comfort letters and consents; provided, that the Company and the Company Subsidiaries shall not be obligated under any such agreement or instrument in any way prior to the Effective Time.  Parent shall not supply any material non-public information about the Company or any Company Subsidiary to any Person without obtaining the Company’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, and without obtaining a confidentiality and standstill agreement among such Person, Parent and the Company in form and substance reasonably satisfactory to the Company; provided that such non-public information of the Company may be provided to U.S. rating agencies that have a duty to keep such information confidential.

(b)           In the event any portion of the debt financing contemplated by the Debt Commitment Letter becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (i) Parent shall promptly notify the Company, and (ii) Parent shall use its commercially reasonable efforts to obtain a firm commitment for alternative financing from alternative sources on terms not materially less beneficial to Parent and

Merger Sub (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as possible, but in no event later than the time at which all conditions to the Merger in Article VII have been satisfied.

6.14         Takeover Laws.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist, at Parent’s cost and expense, in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement, of such Takeover Statute.

6.15         Notification of Certain Matters.  The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence or non occurrence of any event which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of the Effective Time so that the Closing condition in Section 7.2(a) or 7.3(a), as applicable, would not be satisfied or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder, (ii) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (iii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iv) any suit, claim, action or proceeding threatened or commenced against or otherwise affecting such party or its Subsidiaries that are related to the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.15 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1           Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by written consent of the other party, at or prior to the Closing Date, of each of the following conditions:

(a)           Company Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b)           Other Regulatory Approvals.  All material approvals, authorizations and consents of any Governmental Entity (including filings, if any, required under the HSR Act) required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.  If a filing has been made under the Exon-Florio Amendment in accordance with Section 6.2, any review or investigation under the Exon-Florio Amendment shall have been terminated and the President of the United States or the Committee on Foreign Investment in the United States shall have determined to take no action authorized thereunder.

(c)           No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted or promulgated, which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition such party shall, in the case of an injunction or order, have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

7.2           Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent at or prior to the Closing Date:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.14(a)(iv) (with respect to Parent or any of its Affiliates only), 3.25 and 3.26 shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), in all respects and (ii) all of the other representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except in the case of clause (ii) where the failure of such representations and warranties to be true and correct does not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(b)           Performance and Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that the Company shall not be deemed to have failed to so perform or comply with such agreements or covenants if it cures such non-performance or non-compliance within a reasonable period of time (not to exceed five Business Days of the occurrence of such event).  Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(c)           Absence of a Company Material Adverse Effect.  Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           Credit Facilities.  At or prior to the Effective Time, the administrative agents under the credit agreements set forth on Section 7.2(d) of the Company Disclosure Schedule shall have provided the Company with a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under such credit agreements, together with all interest accrued thereon and any other fees or expenses payable thereunder, (i) such credit agreements shall be terminated, (ii) any and all Liens under such credit agreements related thereto shall be released and (iii) the Company and the Company Subsidiaries shall be released from any and all material liabilities and obligations under such credit agreements and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination).

(e)           Tax Opinion Relating to REIT Status.  Parent shall have received the opinion of Kutak Rock LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that commencing with its taxable year ended December 31, 2003, and through the Effective Time, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, with customary exceptions, assumptions and qualifications and based on customary representations.

(f)            Consents.  The Company and the Company Subsidiaries, as applicable, shall have received (and shall have delivered to Parent) all consents, approvals, certificates and other items required in connection with the Merger and the transactions contemplated hereby set forth on Section 7.2(f) of the Company Disclosure Schedule in such form and substance reasonably acceptable to Parent and shall be in full force and effect;  provided, however, that this Section 7.2(f) shall not be a condition to Parent and Merger Sub’s obligation to effect the Merger if Parent has not consented in writing to pay, or allow the Company to pay, the payments expressly required to obtain such consents as contemplated in Section 6.3 hereof.

7.3           Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Company at or prior to the Closing Date:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct does not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated the Closing Date, to the foregoing effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that Parent and Merger Sub shall not be deemed to have failed to so perform or comply with such agreements or covenants if they cure such non-performance or non-compliance within a reasonable period of time (not to exceed five Business Days of the occurrence of such event).  The Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated as of the Closing Date, to the foregoing effect.

7.4           Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereunder.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the receipt of Company Stockholder Approval:

(a)           by the mutual written consent of Parent, Merger Sub and the Company;

(b)           by either of the Company, on the one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i)            if, upon a vote at a duly held meeting of holders of the Company Shares (or at any adjournment or postponement thereof), held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(ii)           if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, provided, however, that the party terminating this Agreement pursuant to this Section 8.1(b)(ii) shall have used commercially reasonable efforts to have such offer, decree, judgment, injunction or other action vacated; or

(iii)          if the consummation of the Merger shall not have occurred on or before 180 days after the date of this Agreement, provided, however, that in the event that, on or before 120 days after the date of this Agreement, the Proxy Statement has not been cleared by the SEC for dissemination, such date may be extended by Parent or the Company through a date on or before 270 days after the date of this Agreement (the “Outside Date”); provided, further, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to either party if such party’s failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date;

(c)           by written notice from Parent to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Outside Date;

(d)           by written notice from the Company to Parent if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Outside Date;

(e)           by written notice from the Company to Parent prior to receipt of the Company Stockholder Approval, in connection with effecting a Change of Recommendation in accordance with Section 6.4; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have complied with Section 6.4 and shall have entered into a definitive agreement to effect a Superior Proposal and provided, further that an election by the Company to terminate this Agreement pursuant to this Section 8.1(e) shall not be effective until the Company shall have paid the Break-up Fee to Parent as provided in Section 8.2(b); or

(f)            by written notice of Parent or Merger Sub to the Company, if (i) the Company Board shall (A) fail to include the Company Recommendation in the Proxy Statement, (B) withdraw or modify, in a manner material and adverse to Parent or Merger Sub, such recommendation (or a Change of Recommendation shall otherwise have occurred), (C) adopt, approve or recommend that the holders of the Company Shares accept or approve a Superior Proposal, or (D) enter into or allow the Company or any of the Company Subsidiaries to enter into a letter of intent, agreement in principle or a definitive agreement for an Alternative Proposal, (ii) the Company shall have materially breached its covenants and agreements in Section 6.4 hereof, (iii) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose any of the foregoing, or (iv) after the Solicitation Period End Date and prior to obtaining the Company Stockholder Approval, an Alternative Proposal is publicly announced and the Company fails to issue a press release at Parent’s written request no later than five Business Days prior to the Company Stockholders’ Meeting recommending the Merger.

8.2           Effect of Termination.

(a)           Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of

Parent, Merger Sub or the Company and each of their respective directors, trustees, officers, employees, partners, or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.6, 6.7, 8.2 , 8.3 and Article IX; provided, however, that nothing contained in this Section 8.2 or Section 8.3 shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b)           If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or Merger Sub pursuant to Sections 8.1(c) or 8.1(f), then the Company shall pay to Parent, an amount in cash equal to $31,000,000 (the “Break-Up Fee”) plus the amount of any fees or expenses set forth in Section 8.3(c).  Payment of the Break-Up Fee and reimbursement of expenses required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 8.1(e), concurrently with the effective date of such termination (i.e., following the Matching Period), or (ii) in the case of termination of this Agreement by Parent or Merger Sub under Section 8.1(c) or 8.1(f), as promptly as practical but in any event within three Business Days after the date of termination.

(c)           If this Agreement is terminated by the Company pursuant to Section 8.1(d), then the Parent shall pay to Company the amount of any fees or expenses set forth in Section 8.3(b).  The reimbursement of expenses required by this Section 8.2(c) shall be payable by Parent to the Company by wire transfer of immediately available funds as promptly as practicable but in any event within three Business Days after the date of termination.

(d)           If (I)(A) either Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(i), and, at any time after the date of this Agreement and prior to the Company Stockholders’ Meeting or any adjournment or postponement thereof at which the vote under Section 8.1(b)(i) is taken, an Alternative Proposal shall have been publicly disclosed or otherwise communicated to the Company, or (B) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii) and, at any time after the date of this Agreement and prior to such termination of this Agreement pursuant to Section 8.1(b)(iii), an Alternative Proposal shall have been publicly disclosed or otherwise communicated to the Company, and (II) within twelve (12) months after such termination, the Company enters into an agreement in respect of an Alternative Proposal (which may be the same or a different Alternative Proposal as that referred to in the immediately preceding clause (I)) or consummates any such Alternative Proposal, then the Company shall pay to Parent the Break-Up Fee, by wire transfer of immediately available funds, on the date of entry into an agreement with respect to any Alternative Proposal or consummation of such an Alternative Proposal; provided that for purposes of this Section 8.2(d), (x) the term “Alternative Proposal” shall have the meaning assigned to such term in Section 6.4, except that the references to “10%” shall be deemed to be references to “50%”.

(e)           Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub hereby expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the payment of the Break-Up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or any of its Subsidiaries or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub.  The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b) or (d), the rights to payment under Section 8.2(b) or (d): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.  Except for nonpayment of the amounts set forth in Sections 8.2(b) or (d) or 8.3, Parent and Merger Sub hereby agree that, upon any termination of this Agreement pursuant to Section 8.1(b)(i), Section 8.1(e) or Section 8.1(f), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b) or (d), in no event shall Parent or Merger Sub, (i) seek to obtain any recovery or judgment against the Company, the Company’s Subsidiaries, or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or stockholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.  For the avoidance of doubt, nothing in this Section 8.2(e) shall limit or otherwise effect Parent’s or Merger Sub’s enforcement rights set forth in Section 9.8.

8.3           Fees and Expenses.

(a)           Except as set forth in Sections 8.2, 8.3(b) and 8.3(c), whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of Representatives shall be paid by the party incurring such fees, costs or expenses.

(b)           If this Agreement is terminated by the Company pursuant to Section 8.1(d), Parent shall pay to the Company as promptly as practicable but in any event within three Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by the Company in connection with the entering into of this Agreement, and the carrying out of any and all acts contemplated hereunder; provided that such fees and expenses to be paid by Parent hereunder shall not exceed $2,250,000.

(c)           If this Agreement is terminated (i) by the Company or by Parent because the Company Stockholder Approval shall not have been obtained or (ii) by Parent or the Company pursuant to Sections 8.1(b)(iii), 8.1(c), 8.1(e) or 8.1(f), the Company shall pay to Parent as promptly as practicable but in any event within three Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses owed by Parent or Merger Sub or their Affiliates to unaffiliated third parties, including, without limitation, the reasonable fees and expenses of unaffiliated Representatives incurred by Parent or Merger Sub or their Affiliates in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that the amount of such fees and expenses to be paid by the Company hereunder shall not exceed $2,250,000.

(d)           If either party fails to pay to the other party any amounts due under Section 8.2 or 8.3, the party so failing shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment.  The payment of expenses set forth herein is not an exclusive remedy of the Company, but is in addition to any other rights or remedies available to the Company (whether at law or in equity).

8.4           Amendment.  This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by holders of the Company Shares; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such approval.

8.5           Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.  Except as so waived, no action taken or omitted to be taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission), on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery), on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or on the date delivered if sent by email (providing confirmation of receipt) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)           if to Parent or Merger Sub:

c/o Macquarie Holdings (USA) Inc.

125 West 55th Street

New York NY 10019

Attention:  Katherine Mogg

Facsimile: (212) 231-1717

Email:  Katherine.Mogg@macquarie.com

with a copy (for informational purposes only) to:

Latham & Watkins LLP

53rd at Third

885 Third Avenue

New York, NY 10022-4834

Attention:         Edward Sonnenschein, Esq.
David Kurzweil, Esq.

Facsimile:  (212) 751-4864

Email:                 ted.sonnenschein@lw.com
david.kurzweil@lw.com

(b)           if to the Company:

Spirit Finance Corporation

14631 N. Scottsdale Road, Suite 200

Scottsdale, AZ  85254-2711

Attention:  Michael T. Bennett

Facsimile:  (480) 606-0826

Email:  MBennett@spiritfinance.com

with a copy (for informational purposes only) to:

Kutak Rock LLP

Suite 3100

1801 California Street

Denver, CO  80202

Attention:         Paul E. Belitz, Esq.
Michael J. Zieg, Esq.

Facsimile:  (303) 292-7799

Email:                 Paul.Belitz@kutakrock.com
Michael.Zieg@kutakrock.com

9.2           Certain Definitions.  For purposes of this Agreement, the term:

“BUSINESS DAY” means any day other than (a) a Saturday or Sunday or (b) a day on which United States banking and savings and loan institutions are authorized or required by law to be closed.

“CMBS Agreements” means the financing agreements related to long-term borrowings by a Company Subsidiary secured by the real estate properties of that Subsidiary.

“CODE” means the Internal Revenue Code of 1986, as amended.

“COMPANY CHARTER” means the Articles of Amendment and Restatement of the Company, as the same may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA AFFILIATE” means any trade or business that is considered a single employer together with the Company under ERISA Section 4001(b) or part of the same “controlled group” with the Company for purposes of ERISA Section 302(d)(8)(C).

“HSR ACT” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“INTERNAL REVENUE CODE” means the Internal Revenue Code of 1986, as amended.

“PERSON” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“REPRESENTATIVE” of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, financing source, attorney, accountant, consultant, broker, finder or other agent or representative of such Person.

“SEC” means the Securities and Exchange Commission.

“SUBSIDIARY” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

9.3           Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“ADDITIONAL PROPERTY”	Section 6.12
“AGREEMENT”	Preamble

“AFFILIATE”	Section 3.18
“ALTERNATIVE PROPOSAL”	Section 6.4(g)
“ARTICLES OF MERGER”	Section 1.3(a)
“BHC ACT”	Section 3.26(a)
“BREAK-UP FEE”	Section 8.2(b)
“BUSINESS EMPLOYEES”	Section 6.8(a)
“CAMELBACK”	Section 3.13(p)
“CERCLA”	Section 3.12
“CERTIFICATE”	Section 2.2(b)
“CHANGE OF RECOMMENDATION”	Section 6.4(d)
“CHANGE OF RECOMMENDATION NOTICE”	Section 6.4(d)
“CITIGROUP”	Section 3.16
“CLAIM”	Section 6.5(b)
“CLOSING”	Section 1.4
“CLOSING DATE”	Section 1.4
“COMPANY”	Preamble
“COMPANY BOARD”	Recitals
“COMPANY BYLAWS”	Section 3.1(e)
“COMPANY DISCLOSURE SCHEDULE”	Article III
“COMPANY FILED SEC REPORTS”	Section 3.5
“COMPANY INTELLECTUAL PROPERTY RIGHTS”	Section 3.20
“COMPANY LEASES”	Section 3.9(a)
“COMPANY MATERIAL ADVERSE EFFECT”	Section 3.1(a)
“COMPANY PROPERTY”	Section 3.9(a)
“COMPANY RECOMMENDATION”	Section 6.1(c)
“COMPANY RESTRICTED SHARES”	Section 2.1(e)
“COMPANY SEC REPORTS”	Section 3.4(a)
“COMPANY SHARES”	Recitals
“COMPANY STOCKHOLDER APPROVAL”	Section 3.3(b)
“COMPANY STOCKHOLDERS’ MEETING”	Section 6.1(c)
“COMPANY SUBSIDIARY”	Section 3.1(b)
“COMPANY STOCK OPTIONS”	Section 2.1(e)
“COMPANY STOCK OPTION PLAN”	Section 2.1(e)
“COMPANY TITLE INSURANCE POLICY”	Section 3.9(c)
“CONFIDENTIALITY AGREEMENT”	Section 6.6(b)
“DEBT COMMITMENT LETTER”	Section 4.5(b)
“DISCLOSURE CONTROLS”	Section 3.4(b)
“EFFECTIVE TIME”	Section 1.3(a)
“EMPLOYEE BENEFIT PLAN”	Section 6.8(a)
“EMPLOYEE PROGRAMS”	Section 3.10(a)
“ENVIRONMENTAL CLAIMS”	Section 3.12
“ENVIRONMENTAL LAWS”	Section 3.12
“EQUITY COMMITMENT LETTER”	Section 4.5(b)
“EXCHANGE ACT”	Section 3.4(a)
“EXCLUDED PARTY”	Section 6.4(b)
“EXCLUDED SHARES”	Section 2.1(c)

“EXON-FLORIO AMENDMENT”	Section 6.2
“FEDERAL RESERVE”	Section 3.26(a)
“GAAP”	Section 3.4(a)
“GOVERNMENTAL ENTITY”	Section 3.7
“GRANT”	Section 2.2(b)
“GROUND LEASES”	Section 3.9(a)
“GUARANTOR”	Section 4.5(c)
“GUARANTY”	Section 4.5(c)
“HAZARDOUS MATERIAL”	Section 3.12
“HOLA”	Section 3.26(a)
“INDEMNIFIED PARTY”	Section 6.5(a)
“INTELLECTUAL PROPERTY”	Section 3.20
“INTERIM PERIOD”	Section 5.1
“INTERNAL CONTROLS”	Section 3.4(b)
“IRS”	Section 3.10(a)
“LAWS”	Section 3.7
“LENDER”	Section 4.5(b)
“LIEN”	Section 3.1(c)
“MARYLAND COURTS”	Section 9.12(a)
“MATCHING PERIOD”	Section 6.4(d)
“MATERIAL CONTRACT”	Section 3.14(a)
“MATERIAL SUBSIDIARY”	Section 3.1(b)
“MERGER”	Recitals
“MERGER CONSIDERATION”	Section 2.1(b)
“MERGER SUB”	Preamble
“MERGER SUB PREFERRED STOCK”	Section 2.1(a)
“MGCL”	Recitals
“NYBL”	Section 3.26(a)
“NYSE”	Section 3.1(a)
“OPTION CONSIDERATION”	Section 2.1(e)
“OUTSIDE DATE”	Section 8.1(b)
“OTHER FILINGS”	Section 6.2
“PARENT”	Preamble
“PARENT MATERIAL ADVERSE EFFECT”	Section 4.1(a)
“PAYING AGENT”	Section 2.2(a)
“PAYMENT FUND”	Section 2.2(a)
“PERMITS”	Section 3.24
“PERMITTED ENCUMBRANCES”	Section 3.9(a)
“PERMITTED LIENS”	Section 3.9(a)
“POST-SIGNING RETURNS”	Section 6.9
“PREFERRED SHARES”	Section 3.2(a)
“PROPERTY RESTRICTIONS”	Section 3.9(a)
“PROXY STATEMENT”	Section 6.1(a)
“REIT”	Section 3.13(b)
“RESTRICTED ENTITIES”	Section 3.26(a)
“REQUIRED INFORMATION”	Section 6.14(a)

“S-O ACT”	Section 3.4(a)
“SDAT”	Section 1.3(a)
“SECURITIES ACT”	Section 3.2(f)
“SHOPKO”	Section 3.13(p)
“SOLICITATION PERIOD END DATE”	Section 6.4(a)
“STOCK PURCHASE AGREEMENT”	Recitals
“SUPERIOR PROPOSAL”	Section 6.4(h)
“SURVIVING COMPANY”	Section 1.1
“SURVIVING COMPANY BYLAWS”	Section 1.2(c)
“SURVIVING COMPANY CHARTER”	Section 1.2(b)
“SURVIVING COMPANY PREFERRED STOCK”	Section 2.1(a)
“TAKEOVER STATUTES”	Section 3.17
“TAX” AND “TAXES”	Section 3.13(o)
“TAX RETURNS”	Section 3.13(o)
“THIRD PARTY”	Section 3.14(a)
“THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS”	Section 3.20
“WACHOVIA SECURITIES”	Section 3.15

9.4           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word “including” shall mean “including without limitation.”  References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.5           Non-Survival of Representations, Warranties, Covenants and Agreements.  Except for Articles I and II, Sections 6.5, 6.8 and 6.9 and any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and (b) thereafter there shall be no liability on the part of any of Parent, Merger Sub or the Company or any of their respective officers, trustees, directors or stockholders in respect thereof.  Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

9.6           Performance Guaranty.  Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof.

9.7           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Parent when due, and the Parent shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Parent shall, and shall cause its affiliates to, join in the execution of any such Tax returns and other documentation. The Company and Parent shall cooperate to minimize the amount of any such Taxes.

9.8           Enforcement.  The parties hereto agree that irreparable damage to Parent and Merger Sub would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Company.  It is accordingly agreed that, prior to termination of this Agreement in accordance with Section 8.1, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Maryland, this being in addition to any other remedy to which Parent or Merger Sub are entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in the following sentence and the Guaranties;  provided, however, that the Company shall be entitled to enforce specifically Sections 6.6, 6.7, the last sentence of 6.13(a) and 6.15.  The Company agrees that, to the extent it or its Subsidiaries have incurred losses or damages of any kind in connection with this Agreement, (i) the maximum aggregate liability of Parent, Merger Sub and the Guarantors for such losses or damages of any kind shall be limited to $312,000,000, (ii) the maximum liability of the Guarantors, directly or indirectly, shall be limited to the respective several obligations of such Guarantors under the Guaranties and (iii) in no event shall the Company or its Subsidiaries seek to recover any money damages in excess of such amount in clause (i) from the Parent, Merger Sub or the Guarantors (subject to clause (ii)) or any of their respective Representatives in connection therewith.

9.9           Miscellaneous.  This Agreement (a) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule and the Stock Purchase Agreement, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof including, but not limited to, the Memorandum of Understanding between the Company and Macquarie Securities (USA) Inc. dated January 3, 2007, and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder.

9.10         Assignment; Benefit.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement (i) to Parent or to any direct or indirect wholly owned Subsidiary or Affiliate of Parent, (ii) to a lender or financial institution as collateral for indebtedness or (iii) after the Effective Time, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent, the Surviving Company or their Subsidiaries, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement if such assignee does not perform such obligations.  Notwithstanding anything contained in this Agreement to the contrary (except for the provisions of Section 6.5 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11         Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.  The parties further agree to negotiate in good faith to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.12         Choice of Law/Consent to Jurisdiction.

(a)           All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.  Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland (“Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.

(b)           Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

9.13         Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile transmission of any signed original document shall be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

9.14         Non-Recourse.  Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein.  No past, present or future incorporator, member, partner, stockholder or Representative of the Company, Parent or Merger Sub or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

REDFORD HOLDCO, LLC

By	/s/ Michael Dorrell
Name	Michael Dorrell
Title	Treasurer

REDFORD MERGER CO.

By	/s/ Michael Dorrell
Name	Michael Dorrell
Title	Treasurer

SPIRIT FINANCE CORPORATION

By	/s/ Morton H. Fleischer
Name	Morton H. Fleischer
Title	Chairman of the Board

EXHIBIT A

FORM OF LIMITED GUARANTY

LIMITED GUARANTY

Limited Guaranty, dated as of March 12, 2007 (this “Limited Guaranty”), by                          (the “Guarantor”) in favor of Spirit Finance Corporation, a Maryland corporation (the “Guaranteed Party”).  Reference is hereby made to the Agreement and Plan of Merger among Redford Holdco, LLC, a Delaware limited liability company (“Parent”), Redford Merger Co., a Maryland corporation (“Merger Sub”), and the Guaranteed Party, dated as of March 12, 2007 (as the same may be amended from time to time, the “Merger Agreement”).  Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1.                                       Limited Guaranty.  The Guarantor hereby irrevocably and unconditionally guarantees to the Guaranteed Party, as and to the extent provided in Section 2 below, the payment and performance of     % of Parent’s and Merger Sub’s payment obligations (collectively, the “Guaranteed Obligations”) to the Guaranteed Party arising under, or in connection with, the Merger Agreement; provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed $                   (the “Maximum Amount”), it being understood that this Guarantee may not be enforced without giving effect to the Maximum Amount.  The Guaranteed Party hereby agrees that the Guarantor shall in no event be required to pay to any Person more than the Maximum Amount under, or in respect of, or in connection with this Limited Guaranty and the Guarantor shall not have any obligation or liability to any Person under this Limited Guaranty other than as expressly set forth herein.  Notwithstanding anything to the contrary contained in this Limited Guaranty or any other document, the obligations of Guarantor under this Agreement and of any other parties under any other limited guaranties in favor of the Guaranteed Party in connection with the Merger Agreement and the transactions contemplated thereby (collectively, the “Other Limited Guaranties”) shall be several and not joint.  Notwithstanding anything else to the contrary herein, this Limited Guaranty is only a guaranty to provide the Guaranteed Party monetary damages in respect of the Guaranteed Obligations and shall not provide injunctive relief or specific performance of any obligations under the Merger Agreement by the Guarantor or any of its Affiliates as a remedy to the Guaranteed Party in respect of such Guaranteed Obligations.

2.                                       Terms of Limited Guaranty.

(a)                                  This Limited Guaranty is one of payment and performance, not collection.  The Guarantor reserves the right to assert defenses, if any, which Parent or Merger Sub may have under the Merger Agreement.

(b)                                 The liability of the Guarantor under this Limited Guaranty shall, to the fullest extent permitted under applicable Law, be absolute, unconditional and irrevocable.

(c)                                  The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guaranty or acceptance of this Limited Guaranty.  The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Merger Sub or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty.  When pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent, Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent, Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

(d)                                 The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, promptness, diligence, obligation to protect, secure or perfect any security interest and any notice except for notices in accordance with Section 8.1 of the Merger Agreement.

(e)                                  The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made, and the Guarantee shall be reinstated and shall continue even if otherwise terminated.

3.                                       Sole Remedies.  The Guaranteed Party acknowledges and agrees that the sole cash asset of Parent and Merger Sub is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs.  The Guaranteed Party further agrees that it has no right of recovery in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby against the Guarantor, any former, current or future, direct or indirect, Representative of the Guarantor, any former, current or future, direct or indirect, holder of any equity interests or securities of the Guarantor (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of the Guarantor or any former, current or future Representative or assignee of any of the foregoing (each such Person, a “Related Person”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent or Merger Sub against the Guarantor or any Related Person, or otherwise, except for its rights against the Guarantor under this Limited Guaranty;  provided, however, that this provision shall not limit the liability of any other guarantor to the Guaranteed Party pursuant to the Other Limited Guaranties in respect of liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.  Recourse against the Guarantor under this Limited Guaranty shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and any Related Person in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.  The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates and stockholders not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Related Person, except for claims of the Guaranteed Party against the Guarantor under this Limited Guaranty. Nothing set forth in this Limited Guaranty shall affect any liability of Parent or Merger Sub or any other guarantor under the Other Limited Guaranties to the Guaranteed Party or shall confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein.

4.                                       Termination.  This Limited Guaranty shall terminate and the Guarantor shall have no further obligation under this Limited Guaranty as of the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties; (iii) ninety (90) days following the termination of the Merger Agreement under any circumstance other than pursuant to clause (ii) of this paragraph unless the Guaranteed Party provides written notice to the Guarantor within such 90-day period of its intent to seek recovery under this Guaranty; and (iv) the one-year anniversary of the date hereof.  Notwithstanding the foregoing, if on the date of termination of this Limited Guaranty any proceeding to enforce this Limited Guaranty has been commenced or written notice of intent to seek recovery has been sent by the Guaranteed Party to the Guarantor, Guarantor’s obligations hereunder shall survive such termination until such proceeding is finally and conclusively resolved.

5.                                       Continuing Guarantee.  Until terminated pursuant to the provisions of Section 4 hereof, this Limited Guaranty shall be a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, transferees and assigns.  All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

6.                                       Entire Agreement.  This Limited Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantor or any of their Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, except for the Merger Agreement, the Other Limited Guaranties, the Stock Purchase Agreement and the Confidentiality Agreement.

7.                                       Amendments and Waivers.  No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party or, in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof.

8.                                       Counterparts.  This Limited Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Limited Guaranty will become effective when duly executed by each party hereto.

9.                                       Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission), on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery), on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or on the date delivered if sent by email (providing confirmation of receipt) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(i) if to the Guarantor:

with a copy (for informational purposes only) to:

Latham & Watkins LLP
53rd at Third
885 Third Avenue
New York, NY 10022-4834
Attention:	Edward Sonnenschein, Esq.
David Kurzweil, Esq.
Facsimile: (212) 751-4864
Email: ted.sonnenschein@lw.com
david.kurzweil@lw.com

(ii) if to the Guaranteed Party:

Spirit Finance Corporation
14631 N. Scottsdale Road, Suite 200
Scottsdale, AZ 85254
Attention: Catherine Long
Facsimile: (480) 606-0826
Email: clong@spiritfinance.com

with a copy (for informational purposes only) to:

Kutak Rock LLP
Suite 3100
1801 California Street
Denver, CO 80202
Attention: Paul E. Belitz, Esq.
Facsimile: (303) 292-7799
Email: Paul.Belitz@kutakrock.com

10.                                 Governing Law.  This Limited Guaranty, the rights of the parties and all actions arising in whole or part under or in connection herewith will be governed by and construed in accordance with the laws of the State of New York.

11.                                 Jurisdiction; Venue; Waiver of Service of Process.

(a)                                  Jurisdiction.  Each party to this Limited Guaranty, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Borough of Manhattan in The City of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this Limited Guaranty, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Limited Guaranty or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such action other than before one of the above-named courts.  Notwithstanding the previous sentence, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)                                 Venue.  Each party agrees that for any action between the parties arising in whole or in part under or in connection with this Limited Guaranty, such party will bring actions only in the State of New York.

(c)                                  Service of Process.  Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Limited Guaranty in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

12.                                 Representations and Warranties.  The Guarantor hereby represents and warrants to the Guaranteed Party that (a) it has all                      power and authority to execute, deliver

and perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by the Guarantor has been duly and validly authorized and approved by all necessary                      action, and no other proceedings or actions on the part of the undersigned are necessary therefor; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (d) the execution, delivery and performance by the undersigned of this Limited Guaranty do not and will not (i) violate the organizational documents of the undersigned or (ii) violate any applicable Law; and (e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its Guaranteed Obligations under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 5 hereof.

13.                                 No Assignment.  Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party), except that if all or a portion of the Guarantor’s equity commitment is assigned in accordance with the terms thereof, then a corresponding portion of its Guaranteed Obligations hereunder may be assigned to the same assignee; provided that any such assignment shall not relieve the Guarantor of its obligations hereunder.  [Notwithstanding the foregoing, Macquarie Bank Limited may assign all or a portion of its Guaranteed Obligations hereunder to an Affiliate (and Macquarie Bank Limited shall be relieved of its obligations hereunder with respect to such assigned portion of its Guaranteed Obligations) without the Guaranteed Party’s consent if the Affiliate assignee assumes this Guaranty and Macquarie Bank Limited’s obligations hereunder in writing and such assignment is made in connection with an internal restructuring of the Macquarie Group’s operations and at the time of such assignment such Affiliate has been assigned at least an investment grade credit rating from either Standard & Poor’s Rating Group or Moody’s Investors Services, Inc.](1)

14.                                 Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS LIMITED GUARANTY OR ANY OF THE TRANSACTIONS

(1) For Macquarie’s Limited Guaranty only.

CONTEMPLATED HEREBY AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.                                 Severability.  Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 4 hereof.  No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.  The Guaranteed Party agrees that it will not assert any claim against Guarantor with respect to the Guaranteed Obligations in excess of the Maximum Amount.

16.                                 Headings.  The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

17.                                 Subrogation.  Upon receipt by the Guaranteed Party of the Guaranteed Obligations in full (up to $312,000,000 as set forth in the Merger Agreement) in cash owing to the Guaranteed Party by the Guarantor, the guarantors under the Other Limited Guaranties and by Parent and Merger Sub, the Guarantor shall be subrogated to the rights of the Guaranteed Party against Parent and Merger Sub for claims related to the Guaranteed Obligations, and the Guaranteed Party agrees to take, at the Guarantor’s expense, such steps as the Guarantor may reasonably request to implement such subrogation.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

GUARANTOR: [			]

	By:	[	]

By:
Name:
Title:

GUARANTEED PARTY:

SPIRIT FINANCE CORPORATION

By:
Name:
Title: